Exhibit 99.1

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2014 and December 31, 2013

and for the periods ended June 30, 2014 and 2013

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions except share and per share amounts)

	June 30, 2014	December 31, 2013
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $512 and $321)	$528	$328
Investments carried at fair value	32	5
Short-term investments held as available-for-sale, at fair value (amortized cost $411 and $348)	411	349
Other investments (includes investments at fair value of $2 and $1)	2	29

Total investments	973	711
Cash and cash equivalents	310	930
Premiums receivable	975	1,051
Deferred acquisition costs	380	416
Prepaid reinsurance premiums	1,041	1,131
Insurance loss recoverable	624	694
Deferred income taxes, net	1,038	1,139
Other assets	96	121
Assets of consolidated variable interest entities:
Cash	66	97
Investments held-to-maturity, at amortized cost (fair value of $2,780 and $2,651)	2,787	2,801
Fixed-maturity securities at fair value	474	587
Loans receivable at fair value	1,539	1,612
Loan repurchase commitments	363	359

Total assets	$10,666	$11,649

Liabilities and Equity
Liabilities:
Unearned premium revenue	$1,949	$2,105
Loss and loss adjustment expense reserves	538	629
Reinsurance premiums payable	265	280
Long-term debt	1,180	1,125
Deferred fee revenue	305	334
Derivative liabilities	368	1,151
Other liabilities	96	60
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,202 and $2,430)	4,989	5,231
Derivative liabilities	11	11

Total liabilities	9,701	10,926

Commitments and contingencies (See Note 10)
Equity:
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized - 4,000, issued and outstanding—2,759	28	28
Common stock, par value $220.80 per share; authorized, issued and outstanding - 67,936 shares	15	15
Additional paid-in capital	977	980
Retained earnings (deficit)	(82)	(319)
Accumulated other comprehensive income (loss), net of tax of $3 and $2	27	19

Total equity	965	723

Total liabilities and equity	$10,666	$11,649

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Premiums earned:
Scheduled premiums earned	$31	$35	$64	$72
Refunding premiums earned	4	1	4	2

Premiums earned (net of ceded premiums of $37, $56, $81 and $118)	35	36	68	74
Net investment income	4	2	7	6
Fees and reimbursements	16	23	30	45
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(24)	(1,532)	(394)	(1,520)
Unrealized gains (losses) on insured derivatives	(24)	1,350	814	1,277

Net change in fair value of insured derivatives	(48)	(182)	420	(243)
Net gains (losses) on financial instruments at fair value and foreign exchange	1	12	(2)	34
Other net realized gains (losses)	(1)	-	(1)	-
Revenues of consolidated variable interest entities:
Net investment income	13	12	25	25
Net gains (losses) on financial instruments at fair value and foreign exchange	23	73	24	104
Other net realized gains (losses)	-	1	-	1

Total revenues	43	(23)	571	46
Expenses:
Losses and loss adjustment	(5)	122	59	(76)
Amortization of deferred acquisition costs	17	24	36	57
Operating	15	35	31	61
Interest	27	41	55	99
Expenses of consolidated variable interest entities:
Operating	2	2	5	7
Interest	9	10	19	20

Total expenses	65	234	205	168

Income (loss) before income taxes	(22)	(257)	366	(122)
Provision (benefit) for income taxes	(7)	(124)	129	(95)

Net income (loss)	$(15)	$(133)	$237	$(27)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income (loss)	$(15)	$(133)	$237	$(27)
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) arising during the period	-	(5)	5	-
Provision (benefit) for income taxes	(2)	(1)	-	-

Total	2	(4)	5	-
Reclassification adjustments for (gains) losses included in net income (loss)	(3)	(3)	(3)	(3)
Provision (benefit) for income taxes	-	(1)	-	(1)

Total	(3)	(2)	(3)	(2)
Foreign currency translation gains (losses)	9	3	9	(39)
Provision (benefit) for income taxes	3	-	3	-

Total	6	3	6	(39)

Total other comprehensive income (loss)	5	(3)	8	(41)

Comprehensive income (loss)	$(10)	$(136)	$245	$(68)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)

For The Six Months Ended June 30, 2014

(In millions except share amounts)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2013	2,759	$28	67,936	$15	$980	$(319)	$19	$723

Net income (loss)	-	-	-	-	-	237	-	237
Other comprehensive income (loss)	-	-	-	-	-	-	8	8
Share-based compensation, net of tax of $3	-	-	-	-	(3)	-	-	(3)

Balance, June 30, 2014	2,759	$28	67,936	$15	$977	$(82)	$27	$965

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Premiums, fees and reimbursements received	$69	$89
Investment income received	107	136
Insured derivative commutations and losses paid	(371)	(418)
Financial guarantee losses and loss adjustment expenses paid	(155)	(310)
Proceeds from recoveries and reinsurance	83	1,792
Operating and employee related expenses paid	(32)	(87)
Interest paid	(57)	(87)
Income taxes (paid) received	5	-

Net cash provided (used) by operating activities	(351)	1,115

Cash flows from investing activities:
Purchases of available-for-sale investments	(275)	(15)
Sales of available-for-sale investments	39	329
Paydowns and maturities of available-for-sale investments	2	1
Sales, paydowns and maturities of investments at fair value	95	113
Sales, paydowns and maturities (purchases) of short-term investments, net	(13)	18
Sales, paydowns and maturities of held-to-maturity investments	14	12
Paydowns and maturities of loans	112	137
Purchase of an affiliate	(4)	-
Consolidation (deconsolidation) of variable interest entities, net	(1)	(26)
(Payments) proceeds for derivative settlements	-	(23)
Capital expenditures	(1)	-

Net cash provided (used) by investing activities	(32)	546

Cash flows from financing activities:
Principal paydowns of variable interest entity notes	(270)	(357)
Issuance of variable interest entity notes	-	93
(Repayment of) proceeds from secured loan with an affiliate	-	(1,596)

Net cash provided (used) by financing activities	(270)	(1,860)

Effect of exchange rate changes on cash and cash equivalents	2	-
Net increase (decrease) in cash and cash equivalents	(651)	(199)
Cash and cash equivalents - beginning of period	1,027	573

Cash and cash equivalents - end of period	$376	$374

Reconciliation of net income (loss) to net cash provided (used) by operating activities:
Net income (loss)	$237	$(27)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Change in:
Premiums receivable	83	90
Deferred acquisition costs	36	54
Unearned premium revenue	(170)	(205)
Prepaid reinsurance premiums	90	122
Loss and loss adjustment expense reserves	(90)	(89)
Insurance loss recoverable	69	2,754
Accrued interest payable	55	85
Realized (gains) losses and other settlements on insured derivatives	30	-
Unrealized (gains) losses on insured derivatives	(814)	(1,277)
Net (gains) losses on financial instruments at fair value and foreign exchange	(22)	(138)
Deferred income tax provision (benefit)	122	(97)
Interest on variable interest entities, net	35	49
Other operating	(12)	(206)

Total adjustments to net income (loss)	(588)	1,142

Net cash provided (used) by operating activities	$(351)	$1,115

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties

Summary

MBIA Insurance Corporation is a wholly-owned subsidiary of MBIA Inc. (“MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) generally provide unconditional and irrevocable guarantees of the payments of the principal of, and interest or other amounts owing on, insured obligations when due or, in the event MBIA Corp. has the right at its discretion to accelerate insured obligations upon default or otherwise, upon MBIA Corp.’s acceleration. MBIA Corp. owns MBIA UK Insurance Limited (“MBIA UK”), a financial guarantee insurance company licensed in the United Kingdom (“U.K.”) that issued financial guarantee insurance in the member countries of the European Economic Area and other regions outside the U.S. MBIA Corp. issued financial guarantee insurance in Mexico through MBIA México, S.A. de C.V. (“MBIA Mexico”). Unless otherwise indicated or the context otherwise requires, references to “MBIA Corp.” are to MBIA Insurance Corporation, together with its subsidiaries, MBIA UK and MBIA Mexico. MBIA Corp.’s guarantees insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign-related and sub-sovereign issuers. Structured finance and asset-backed securities (“ABS”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property. MBIA Corp. is no longer insuring new credit derivative contracts except in transactions related to the reduction of existing derivative exposure.

Certain investment agreement contracts written by MBIA Inc. are insured by MBIA Corp. If MBIA Inc. were to have insufficient assets to pay amounts due, MBIA Corp. would be called upon to make such payments under its insurance policies. MBIA Corp. also insures debt obligations of the following affiliates:

•	MBIA Inc.;

•	MBIA Global Funding, LLC (“GFL”);

•

LaCrosse Financial Products, LLC, a wholly-owned affiliate, in which MBIA Corp. has written insurance policies guaranteeing the obligations under credit default swaps (“CDS”), including termination payments that may become due in certain circumstances including the occurrence of certain insolvency or payment defaults under the CDS contracts.

The structured finance market continues to recover from the global credit crisis with new issuance volume, though increasing, still well below historical averages. It is unclear how or when MBIA Corp. may be able to re-engage this market.

Liquidity and Strategic Initiatives

As of June 30, 2014 and December 31, 2013, MBIA Corp.’s cash and short-term investments that were immediately available totaled $427 million and $827 million, respectively. Management’s expected liquidity and capital forecasts for MBIA Corp., which include expected excess spread recoveries and put back recoveries, reflect adequate resources to pay claims when due. During the six months ended June 30, 2014, MBIA Corp. continued to focus on its strategic initiatives, which are the collection of excess spread and put-back recoveries and the mitigation of MBIA Corp.’s high risk insurance exposure, primarily through terminations of insurance policies. During the six months ended June 30, 2014, MBIA Corp. commuted $3.9 billion of gross par exposure, primarily comprising structured commercial mortgage-backed securities (“CMBS”) pools, commercial real estate (“CRE”) collateralized debt obligations (“CDOs”), and first-lien residential mortgage-backed securities (“RMBS”). The difference between the fair values of MBIA Corp.’s derivative liabilities for the commuted policies and the aggregate cost of the commutation was reflected in earnings for the six months ended June 30, 2014.

Risks and Uncertainties

MBIA Corp.’s consolidated financial statements include estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The outcome of certain significant risks and uncertainties could cause MBIA Corp. to revise its estimates and assumptions or could cause actual results to differ from MBIA Corp.’s estimates. While MBIA Corp. believes that it continues to have sufficient capital and liquidity to meet all of its expected obligations, if one or more possible adverse outcomes were to be realized, its statutory capital, financial position, results of operations and cash flows could be materially and adversely affected. The discussion below highlights the significant risks and uncertainties that could have a material effect on MBIA Corp.’s financial statements in future periods.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties (continued)

•

The amount and timing of projected collections from excess spread and put-back recoverable from Credit Suisse Securities (USA) LLC, DLJ Mortgage Capital, Inc., and Select Portfolio Servicing, Inc. (collectively, “Credit Suisse”) and the potential of claims from MBIA Corp.’s remaining insured CMBS pools and second-lien RMBS are uncertain. Further, the remaining insured portfolio, aside from these exposures, could deteriorate and result in additional significant loss reserves and claim payments. MBIA Corp.’s expected liquidity and capital forecasts, which include expected excess spread recoveries and put-back recoveries from Credit Suisse, reflect adequate resources to pay claims, when due. However, if MBIA Corp. experiences higher than expected claim payments or is unable to terminate the remaining exposures that represent substantial risk to MBIA Corp., MBIA Corp. may ultimately have insufficient resources to continue to pay claims, which could cause the New York State Department of Financial Services (“NYSDFS”) to put MBIA Insurance Corporation into a rehabilitation or liquidation proceeding (an “MBIA Insurance Corporation Proceeding”), as per Article 74 of the New York Insurance Law (“NYIL”).

Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s loss reserves and recoveries.

•

Management believes that MBIA Corp. has sufficient liquidity resources to meet all of its obligations for the foreseeable future. In order to meet its liquidity requirements, MBIA Corp. may use its ability to access external sources of financing, although there can be no assurance that this strategy will be available or adequate. A failure by MBIA Inc. to settle liabilities that are also insured by MBIA Corp. could result in claims on MBIA Corp.

•

As of June 30, 2014, MBIA Corp., was not in compliance with a requirement under the NYIL to hold qualifying assets in an amount necessary to satisfy its contingency reserves. In addition, as of June 30, 2014, MBIA Corp. exceeded its aggregate risk limits under the NYIL. MBIA Corp. previously notified the NYSDFS of the overage and submitted a plan to achieve compliance with the limits in accordance with the NYIL. If MBIA Corp. is not in compliance with its aggregate risk and single risk limits, the NYSDFS may prevent MBIA Corp. from transacting any new financial guarantee insurance business until it no longer exceeds these limitations.

While MBIA Corp. believes it will have adequate resources to pay expected claims, in the event it does not have adequate resources in the future and the NYSDFS were to commence an MBIA Insurance Corporation Proceeding, MBIA Insurance Corporation may be subject to the below conditions.

•

CDS counterparties may seek to terminate CDS contracts insured by MBIA Corp. and make market-based damage claims (irrespective of whether actual credit-related losses are expected under the underlying exposure). MBIA Corp. believes that such acceleration would likely terminate any residual value.

•

Medium-term notes (“MTNs”) issued by MBIA’s subsidiary, GFL, which are insured by MBIA Corp., would accelerate. To the extent GFL fails to pay the accelerated amounts under the GFL MTNs, the MTN holders would have policy claims against MBIA Corp. for scheduled payments of interest and principal.

•

An MBIA Insurance Corporation Proceeding may accelerate certain investment agreements issued by MBIA Inc. including, in some cases, with make-whole payments. To the extent MBIA fails to pay the accelerated amounts under these investment agreements or the collateral securing these investment agreements is deemed insufficient to pay the accelerated amounts due, the holders of the investment agreements would have policy claims against MBIA Corp.

•	Payments under MBIA Insurance Corporation insurance policies could be suspended, delayed or reduced, in whole or in part.

•	An acceleration of the surplus notes issued by MBIA Corp. and a possible reduction or further delay or suspension of the amounts due could occur.

•

MBIA Corp.’s ability to carry out its tax planning strategies could be impacted. This may cause it to record additional allowances against a portion or all of its deferred tax assets. Refer to “Note 9: Income Taxes” for information about MBIA Corp.’s deferred tax assets. In addition, MBIA Corp. is currently included in the consolidated tax return of MBIA Inc. An MBIA Insurance Corporation Proceeding could result in challenges to the tax sharing arrangement among the MBIA affiliates that might adversely affect management’s ability to manage taxes efficiently.

•

Approval of the rehabilitator and the rehabilitation court (or liquidator and liquidation court, as the case may be) may be required for a variety of actions of importance to MBIA Corp. and its policyholders, including, without limitation, settlement of MBIA Corp.’s put-back litigation and commutation of MBIA Corp.-insured exposures.

•

The rehabilitator or liquidator would replace the Board of Directors of MBIA Corp. and take control of the operations and assets of MBIA Insurance Corporation, which would result in changes to its strategies and management.

•

MBIA Corp. would be subject to significant additional expenses arising from the appointment of the rehabilitator or liquidator, as receiver, and payment of the fees and expenses of the advisors to such rehabilitator or liquidator.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 2: Significant Accounting Policies

MBIA Corp. has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying unaudited consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with MBIA Corp.’s consolidated financial statements and notes thereto included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of MBIA Corp.’s consolidated financial position and results of operations. All material intercompany balances and transactions have been eliminated.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

The results of operations for the three and six months ended June 30, 2014 may not be indicative of the results that may be expected for the year ending December 31, 2014. The December 31, 2013 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in the prior year’s financial statements to conform to the current presentation. Such reclassifications had no impact on total revenues, expenses, assets, liabilities, shareholders’ equity, operating cash flows, investing cash flows, or financing cash flows for all periods presented.

Subsequent Events

MBIA Corp. has evaluated all subsequent events as of August 6, 2014, the date of issuance of the consolidated financial statements, for inclusion in MBIA Corp.’s consolidated financial statements and/or accompanying notes.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

For the six months ended June 30, 2014, MBIA Corp. has not adopted any new accounting pronouncements that had a material impact on its consolidated financial statements.

Recent Accounting Developments

Revenue from Contracts with Customers (Topic 606) (ASU 2014-09)

In May of 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 amends the accounting guidance for recognizing revenue for the transfer of goods or services from contracts with customers unless those contracts are within the scope of other accounting standards. ASU 2014-09 is effective for interim and annual periods beginning January 1, 2017, and is applied on a retrospective or modified retrospective basis. MBIA Corp. is evaluating the impact of adopting ASU 2014-09.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 3: Recent Accounting Pronouncements (continued)

Transfers and Servicing (Topic 860)-Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures (ASU 2014-11)

In June of 2014, the FASB issued ASU 2014-11, “Transfers and Servicing (Topic 860)-Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.” The repurchase agreements and similar transactions guidance is amended by ASU 2014-11 to change the accounting for i.) repurchase-to-maturity transactions to secured borrowing accounting and ii.) linked repurchase financing transactions to secured borrowing accounting. ASU 2014-11 amends disclosure requirements for transfers accounted for as sales, and for repurchase transactions accounted for as secured borrowings. ASU 2014-11 is effective for interim and annual periods beginning January 1, 2015, and is applied on a prospective basis. The adoption of ASU 2014-11 is not expected to materially impact MBIA Corp.’s consolidated financial statements.

Compensation-Stock Compensation (Topic 718)-Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (A Consensus of the FASB Emerging Issues Task Force) (ASU 2014-12)

In June of 2014, the FASB issued ASU 2014-12, “Compensation-Stock Compensation (Topic 718)-Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” ASU 2014-12 requires that a performance target that affects vesting of share-based payment awards and that could be achieved after an employee’s requisite service period be accounted for as a performance condition. ASU 2014-12 is effective for interim and annual periods beginning January 1, 2016 with early adoption permitted, and is applied on a prospective basis or retrospective basis. The adoption of ASU 2014-12 is not expected to materially impact MBIA Corp.’s consolidated financial statements.

Note 4: Variable Interest Entities

MBIA Corp. provides credit protection to issuers of obligations that may involve issuer-sponsored special purpose entities (“SPEs”). An SPE may be considered a VIE to the extent the SPE’s total equity at risk is not sufficient to permit the SPE to finance its activities without additional subordinated financial support or its equity investors lack any one of the following characteristics: (i) the power to direct the activities of the SPE that most significantly impact the entity’s economic performance or (ii) the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity. A holder of a variable interest or interests in a VIE is required to assess whether it has a controlling financial interest, and thus is required to consolidate the entity as primary beneficiary. An assessment of a controlling financial interest identifies the primary beneficiary as the variable interest holder that has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE. An ongoing reassessment of controlling financial interest is required to be performed based on any substantive changes in facts and circumstances involving the VIE and its variable interests.

MBIA Corp. evaluates issuer-sponsored SPEs initially to determine if an entity is a VIE, and is required to reconsider its initial determination if certain events occur. For all entities determined to be VIEs, MBIA Corp. performs an ongoing reassessment to determine whether its guarantee to provide credit protection on obligations issued by VIEs provides MBIA Corp. with a controlling financial interest. Based on its ongoing reassessment of controlling financial interest, MBIA Corp. determines whether a VIE is required to be consolidated or deconsolidated.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Variable Interest Entities (continued)

MBIA Corp. makes its determination for consolidation based on a qualitative assessment of the purpose and design of a VIE, the terms and characteristics of variable interests of an entity, and the risks a VIE is designed to create and pass through to holders of variable interests. MBIA Corp. generally provides credit protection on obligations issued by VIEs, and holds certain contractual rights according to the purpose and design of a VIE. MBIA Corp. may have the ability to direct certain activities of a VIE depending on facts and circumstances, including the occurrence of certain contingent events, and these activities may be considered the activities of a VIE that most significantly impact the entity’s economic performance. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a VIE, to be an obligation to absorb losses of the entity that could potentially be significant to the VIE. At the time MBIA Corp. determines it has the ability to direct the activities of a VIE that most significantly impact the economic performance of the entity based on facts and circumstances, MBIA Corp. is deemed to have a controlling financial interest in the VIE and is required to consolidate the entity as primary beneficiary. MBIA Corp. performs an ongoing reassessment of controlling financial interest that may result in consolidation or deconsolidation of any VIE.

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a variable interest as of June 30, 2014 and December 31, 2013. The following tables also present MBIA Corp.’s maximum exposure to loss for nonconsolidated VIEs and carrying values of the assets and liabilities for its interests in these VIEs as of June 30, 2014 and December 31, 2013. MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. The nature of MBIA Corp.’s variable interests in nonconsolidated VIEs is related to financial guarantees and insured CDS contracts.

	June 30, 2014
			Carrying Value of Assets		Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Premiums Receivable(1)	Insurance Loss Recoverable(2)	Unearned Premium Revenue(3)	Loss and Loss Adjustment Expense Reserves(4)	Derivative Liabilities(5)
Insurance:
Global structured finance:
Collateralized debt obligations	$8,399	$6,267	$30	$-	$25	$8	$96
Mortgage-backed residential	15,622	8,274	48	587	46	322	5
Mortgage-backed commercial	617	322	1	-	1	-	-
Consumer asset-backed	6,372	2,450	18	-	16	10	-
Corporate asset-backed	10,414	6,414	62	18	75	-	-

Total global structured finance	41,424	23,727	159	605	163	340	101
Global public finance	56,176	20,609	203	-	243	5	-

Total insurance	$97,600	$44,336	$362	$605	$406	$345	$101

(1) -	Reported within "Premiums receivable" on MBIA Corp.'s consolidated balance sheets.

(2) -	Reported within "Insurance loss recoverable" on MBIA Corp.'s consolidated balance sheets.

(3) -	Reported within "Unearned premium revenue" on MBIA Corp.'s consolidated balance sheets.

(4) -	Reported within "Loss and loss adjustment expense reserves" on MBIA Corp.'s consolidated balance sheets.

(5) -	Reported within "Derivative liabilities" on MBIA Corp.'s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Variable Interest Entities (continued)

	December 31, 2013
			Carrying Value of Assets		Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Premiums Receivable(1)	Insurance Loss Recoverable(2)	Unearned Premium Revenue(3)	Loss and Loss Adjustment Expense Reserves(4)	Derivative Liabilities(5)
Insurance:
Global structured finance:
Collateralized debt obligations	$12,565	$7,693	$43	$-	$37	$21	$108
Mortgage-backed residential	21,738	9,251	53	658	51	327	5
Mortgage-backed commercial	1,367	447	1	-	1	-	-
Consumer asset-backed	7,830	2,740	19	-	19	13	-
Corporate asset-backed	13,028	7,248	80	18	96	-	-

Total global structured finance	56,528	27,379	196	676	204	361	113
Global public finance	52,317	20,162	206	-	248	5	-

Total insurance	$108,845	$47,541	$402	$676	$452	$366	$113

(1) -	Reported within "Premiums receivable" on MBIA Corp.'s consolidated balance sheets.

(2) -	Reported within "Insurance loss recoverable" on MBIA Corp.'s consolidated balance sheets.

(3) -	Reported within "Unearned premium revenue" on MBIA Corp.'s consolidated balance sheets.

(4) -	Reported within "Loss and loss adjustment expense reserves" on MBIA Corp.'s consolidated balance sheets.

(5) -	Reported within "Derivative liabilities" on MBIA Corp.'s consolidated balance sheets.

The maximum exposure to loss as a result of MBIA Corp.’s variable interests in VIEs is represented by insurance in force. Insurance in force is the maximum future payments of principal and interest which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs.

Consolidated VIEs

The carrying amounts of assets and liabilities of consolidated VIEs were $5.2 billion and $5.0 billion, respectively, as of June 30, 2014, and $5.5 billion and $5.3 billion, respectively, as of December 31, 2013. The carrying amounts of assets and liabilities are presented separately in “Assets of consolidated variable interest entities” and “Liabilities of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets. Additional VIEs are consolidated or deconsolidated based on an ongoing reassessment of controlling financial interest, when events occur or circumstances arise, and whether the ability to exercise rights that constitute power to direct activities of any VIEs are present according to the design and characteristics of these entities. No additional VIEs were consolidated during the three and six months ended June 30, 2014, and 2013. There were no net realized gains or losses recorded for the three and six months ended June 30, 2014, and net realized gains related to the deconsolidation of VIEs were $1 million for the three and six months ended June 30, 2013.

Holders of insured obligations of issuer-sponsored VIEs related to MBIA Corp. do not have recourse to the general assets of MBIA Corp. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and any additional variable interests held by MBIA Corp.

Note 5: Loss and Loss Adjustment Expense Reserves

Loss and Loss Adjustment Expense Process

As of June 30, 2014, the majority of MBIA Corp.’s case basis reserves and insurance loss recoveries recorded in accordance with GAAP were related to insured second and first-lien RMBS transactions. These reserves and recoveries do not include estimates for policies insuring credit derivatives or losses and recoveries on financial guarantee VIEs that are eliminated in consolidation. Policies insuring credit derivative contracts are accounted for as derivatives and carried at fair value under GAAP. The fair values of insured derivative contracts are influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments under MBIA Corp.’s insurance policies. In the absence of credit impairments on insured derivative contracts or the early termination of such contracts at a loss, the cumulative unrealized losses recorded from these contracts should reverse before or at the maturity of the contracts.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Notwithstanding the difference in accounting under GAAP for financial guarantee policies and MBIA Corp.’s insured derivatives, insured derivatives have similar terms, conditions, risks, and economic profiles to financial guarantee insurance policies, and therefore, are evaluated by MBIA Corp. for loss (referred to as credit impairment herein) and loss adjustment expense (“LAE”) periodically in a manner similar to the way that loss and LAE reserves are estimated for financial guarantee insurance policies. Credit impairments represent actual payments and collections plus the present value of estimated expected future claim payments, net of recoveries. MBIA Insurance Corporation’s expected future claim payments for insured derivatives were discounted using a rate of 5.09%, the same rate it used to calculate its statutory loss reserves as of June 30, 2014. MBIA UK used a rate of 2.50% to discount its expected future claim payments and statutory loss reserves. These credit impairments, calculated in accordance with statutory accounting principles (“U.S. STAT”) differ from the fair values recorded in MBIA Corp.’s consolidated financial statements. MBIA Corp. considers its credit impairment estimates as critical information for investors as it provides information about loss payments MBIA Corp. expects to make on insured derivative contracts. As a result, the following loss and LAE process discussion includes information about loss and LAE activity recorded in accordance with GAAP for financial guarantee insurance policies and credit impairments estimated in accordance with U.S. STAT for insured derivative contracts. Refer to “Note 6: Fair Value of Financial Instruments” included herein for additional information about MBIA Corp.’s insured credit derivative contracts.

RMBS Case Basis Reserves and Recoveries (Financial Guarantees)

MBIA Corp.’s RMBS reserves and recoveries relate to financial guarantee insurance policies. MBIA Corp. calculated RMBS case basis reserves as of June 30, 2014 for both second and first-lien RMBS transactions using a process called the “Roll Rate Methodology.” The Roll Rate Methodology is a multi-step process using a database of loan level information, a proprietary internal cash flow model, and a commercially available model to estimate losses on insured bonds. “Roll Rate” is defined as the probability that current loans become delinquent and that loans in the delinquent pipeline are charged-off or liquidated. Generally, Roll Rates are calculated for the previous three months and averaged. The loss reserve estimates are based on a probability-weighted average of three scenarios of loan losses (base case, stress case, and an additional stress case).

In calculating ultimate cumulative losses for RMBS, MBIA Corp. estimates the amount of loans that are expected to be charged-off (deemed uncollectible by servicers of the transactions) or liquidated in the future.

Second-lien RMBS Reserves

MBIA Corp.’s second-lien RMBS case basis reserves as of June 30, 2014 relate to RMBS backed by home equity lines of credit (“HELOC”) and closed-end second mortgages (“CES”).

The Roll Rates for 30-59 day delinquent loans and 60-89 day delinquent loans are calculated on a transaction-specific basis. MBIA Corp. assumes that the Roll Rate for 90+ day delinquent loans, excluding foreclosures and Real Estate Owned (“REO”) is 95%. The Roll Rates are applied to the amounts in the respective delinquency buckets based on delinquencies as of May 31, 2014 to estimate future losses from loans that are delinquent as of the current reporting period.

Roll Rates for loans that are current as of May 31, 2014 (“Current Roll to Loss”) are also calculated on a transaction-specific basis. A proportion of loans reported current as of May 31, 2014 is assumed to become delinquent every month, at a Current Roll to Loss rate that persists at a high level for a time and subsequently starts to decline. A key assumption in the model is the period of time in which MBIA Corp. projects high levels of Current Roll to Loss to persist. MBIA Corp. runs multiple scenarios, each with varying periods of time, for which the high levels of Current Roll to Loss rates persist. Loss reserves are calculated by using a weighted average of these scenarios, with the majority of the probability assigned to stressful scenarios where the high levels of Current Roll to Loss rates persist for six or twenty four months before reverting to historic levels. For example, in the base case scenario, MBIA Corp. assumes that the Current Roll to Loss begins to decline immediately and continues to decline over the next six months to 25% of their levels as of May 31, 2014. If the amount of current loans which become 30-59 days delinquent is 10%, and recent performance suggests that 30% of those loans will be charged-off, the Current Roll to Loss for the transaction is 3%. In the base case, the Current Roll to Loss will then reduce linearly to 25% of its original value over the next six months (i.e., 3% will linearly reduce to 0.75% over the six months from June 2014 to November 2014). After that six-month period, MBIA Corp. further reduces the Current Roll to Loss to 0% by early 2015 with the expectation that the performing seasoned loans will eventually result in loan performance reverting to lower levels of default consistent with history. In developing multiple loss scenarios, stress is applied by elongating the Current Roll to Loss rate for various periods, simulating a slower improvement in the transaction performance.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

In addition, in MBIA Corp.’s loss reserve models for transactions secured by HELOCs, MBIA Corp. considers borrower draw and prepayment rates and factors that could affect the excess spread generated by current loans, which offsets losses and reduces payments. For HELOCs, the current three-month average draw rate is generally used to project future draws on the line. For HELOCs and transactions secured by fixed-rate CES, MBIA Corp. uses historical average voluntary prepayment rates to model its loss reserves. For HELOCs, projected cash flows are also based on an assumed constant basis spread between floating rate assets and floating rate insured debt obligations (the difference between prime and London Interbank Offered Rate (“LIBOR”) interest rates, minus any applicable fees). For all transactions, cash flow models consider allocations and other structural aspects, including managed amortization periods, rapid amortization periods and claims against MBIA Corp.’s insurance policy consistent with such policy’s terms and conditions. The estimated net claims from the procedure above are then discounted using a risk-free rate to a net present value reflecting MBIA Corp.’s general obligation to pay claims over time and not on an accelerated basis. The above assumptions represent MBIA Corp.’s probability-weighted estimates of how transactions will perform over time.

As of June 30, 2014 and December 31, 2013, MBIA Corp. established loss and LAE reserves totaling $118 million and $126 million, respectively, related to second-lien RMBS issues after the elimination of $18 million and $43 million, respectively, as a result of consolidating VIEs. For the six months ended June 30, 2014, MBIA Corp. incurred $72 million of losses and LAE recorded in earnings related to second-lien RMBS issues after the elimination of a $1 million benefit as a result of consolidating VIEs.

MBIA Corp. monitors portfolio performance on a monthly basis against projected performance, reviewing delinquencies, Roll Rates, and prepayment rates (including voluntary and involuntary). However, loan performance remains difficult to predict and losses may exceed expectations. In the event of a material deviation in actual performance from projected performance, MBIA Corp. would increase or decrease the case basis reserves accordingly. If actual performance were to remain at the peak levels for six additional months compared to the probability-weighted outcome currently used by MBIA Corp., the addition to the case basis reserves would be approximately $60 million.

Second-lien RMBS Recoveries

MBIA Corp. primarily records two types of recoveries related to insured second-lien RMBS exposures: “put-back” claims related to those mortgage loans whose inclusion in insured securitizations failed to comply with representations and warranties (“ineligible loans”) and excess spread that is generated from performing loans in the insured transactions.

Excess Spread

As of June 30, 2014 and December 31, 2013, MBIA Corp. recorded estimated recoveries of $577 million and $681 million, respectively, for the reimbursement of past and future expected claims through excess spread in insured second-lien RMBS transactions after the elimination of $173 million and $190 million, respectively, as a result of consolidating VIEs. As of June 30, 2014, $569 million and $8 million were included in “Insurance loss recoverable” and “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets, respectively, after the elimination of $168 million and $5 million, respectively, as a result of consolidating VIEs. As of December 31, 2013, $647 million and $34 million were included in “Insurance loss recoverable” and “Loss and loss adjustment expense reserves” on MBIA Corp.’s consolidated balance sheets, respectively, after the elimination of $183 million and $7 million, respectively, as a result of consolidating VIEs.

Excess spread is generated by performing loans within insured second-lien RMBS securitizations and is the difference between interest inflows on mortgage loan collateral and interest outflows on insured beneficial interests. The amount of excess spread depends on the future loss trends (which include future delinquency trends, average time to charge-off delinquent loans, and the availability of pool mortgage insurance), the future spread between prime and LIBOR interest rates; and borrower refinancing behavior which results in voluntary prepayments. Minor deviations in loss trends and voluntary prepayments may substantially impact the amounts collected from excess spread and caused the reduction in estimated recoveries during the first six months of 2014.

Ineligible Mortgage Loans

To date, MBIA Corp. has settled the majority of its put-back claims, with its claims against only Credit Suisse remaining as outstanding. The settlement amounts have been consistent with the put-back recoveries previously included in MBIA Corp.’s financial statements. Additional information on the status of the litigation against Credit Suisse can be found within “Note 11: Commitments and Contingencies.”

The contract claim remaining with Credit Suisse is related to the inclusion of ineligible mortgage loans in the 2007-2 Home Equity Mortgage Trust (“HEMT”) securitization. Credit Suisse has challenged MBIA Corp.’s assessment of the ineligibility of individual mortgage loans and the dispute is the subject of litigation for which there is no assurance that MBIA Corp. will prevail.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

As of June 30, 2014 and December 31, 2013, MBIA Corp. recorded estimated recoveries of $363 million and $359 million, respectively, related to second-lien RMBS put-back claims on ineligible mortgage loans, reflected in “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets.

MBIA Corp. believes that it will prevail in enforcing its contractual put-back rights against Credit Suisse. Based on MBIA Corp.’s assessment of the strength of these claims, MBIA Corp. believes it is entitled to collect the full amount of its incurred losses, which totaled $424 million through June 30, 2014. MBIA Corp. is entitled to collect interest on amounts paid. However, uncertainty remains with respect to the ultimate outcome of the litigation with Credit Suisse, which is contemplated in the scenario based-modeling MBIA Corp. uses. The Credit Suisse recovery scenarios are based on the amount of incurred losses measured against certain probabilities of ultimate resolution of the dispute with Credit Suisse over the inclusion of ineligible mortgage loans in the HEMT securitization. Most of the probability weight is assigned to partial recovery scenarios and are discounted using the current risk-free discount rates associated with the underlying transaction’s cash flows.

MBIA Corp. frequently reviews the approach and assumptions it applies to calculate put-back recoveries. Refer to “Note 6: Loss and Loss Adjustment Expense Reserves” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, for MBIA Corp.’s assessment of the remaining unsettled recoveries related to insured Credit Suisse second-lien RMBS.

First-lien RMBS Reserves

MBIA Corp.’s first-lien RMBS case basis reserves as of June 30, 2014, which primarily relate to RMBS backed by Alternative A-paper and subprime mortgage loans, were determined using the Roll Rate Methodology. MBIA Corp. assumes that the Roll Rate for loans in foreclosure, REO and bankruptcy are 90%, 90% and 75%, respectively. Roll Rates for current, 30-59 day delinquent loans, 60-89 day delinquent loans and 90+ day delinquent loans are calculated on a transaction-specific basis. The Current Roll to Loss rates stay at the May 31, 2014 level for one month before declining to 25% of this level over a 24-month period.

MBIA Corp. estimates future losses by using three different probability-weighted scenarios: base; stress; and additional stress. The three scenarios differ in the Roll Rates to loss of 90+ day delinquent loans. In the base scenario, MBIA Corp. uses deal-specific Roll Rates obtained from historic loan level Roll Rate data for 90+ day delinquent loans. In the stress scenario, MBIA Corp. assumes a 90% Roll Rate for all 90+ day delinquent loans. In the additional stress scenario, the Roll Rates for each deal are an average of the deal-specific Roll Rate used in the base scenario and the 90% rate. The Roll Rates are applied to the amounts in each deal’s respective 90+ delinquency bucket based on delinquencies as of May 31, 2014 in order to estimate future losses from loans that are delinquent as of June 30, 2014.

In calculating ultimate cumulative losses for first-lien RMBS, MBIA Corp. estimates the amount of loans that are expected to be liquidated through foreclosure or short sale. The time to liquidation for a defaulted loan is specific to the loan’s delinquency bucket, with the latest three-month average loss severities generally used to start the projection for trends in loss severities at loan liquidation. The loss severities are reduced over time to account for reduction in the amount of foreclosure inventory, anticipated future increases in home prices, principal amortization of the loan and government foreclosure moratoriums.

As of June 30, 2014, MBIA Corp. established loss and LAE reserves totaling $237 million related to first-lien RMBS issues. As of December 31, 2013, MBIA Corp. established loss and LAE reserves totaling $241 million related to first-lien RMBS issues after the elimination of $2 million as a result of consolidating VIEs. For the six months ended June 30, 2014, MBIA Corp. incurred $27 million of losses and LAE recorded in earnings related to first-lien RMBS issues after the elimination of a $1 million benefit as a result of consolidating VIEs.

ABS CDOs (Financial Guarantees and Insured Derivatives)

MBIA Corp.’s insured ABS CDOs are transactions that include a variety of collateral ranging from corporate bonds to structured finance assets (which includes but are not limited to RMBS related collateral, ABS CDOs, corporate CDOs and collateralized loan obligations). These transactions were insured as either financial guarantee insurance policies or credit derivatives with the majority currently insured in the form of financial guarantees. Since the fourth quarter of 2007, MBIA Corp.’s insured par exposure within the ABS CDO portfolio has been substantially reduced through a combination of terminations and commutations. Accordingly, as of June 30, 2014, the insured par exposure of the ABS CDO financial guarantee insurance policies and credit derivatives portfolio has declined by approximately 97% of the insured amount as of December 31, 2007.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The primary factor in estimating reserves on insured ABS CDO policies written as financial guarantee insurance policies and in estimating impairments on insured ABS CDO credit derivatives is the losses associated with the underlying collateral in the transactions. MBIA Corp.’s approach to establishing reserves or impairments in this portfolio employs a methodology which is similar to other structured finance asset classes insured by MBIA Corp. MBIA Corp. uses up to a total of five probability-weighted scenarios in order to estimate its reserves or impairments for ABS CDOs. MBIA Corp.’s payment obligations after a default are timely interest and ultimate principal.

As of June 30, 2014 and December 31, 2013, MBIA Corp. established loss and LAE reserves totaling $92 million and $115 million, respectively, related to ABS CDO financial guarantee insurance policies after the elimination of $235 million and $226 million, respectively, as a result of consolidating VIEs. For the six months ended June 30, 2014, MBIA Corp. had a benefit of $17 million of losses and LAE recorded in earnings related to ABS CDO financial guarantee insurance policies after the elimination of a $9 million expense as a result of consolidating VIEs. In the event of further deteriorating performance of the collateral referenced or held in ABS CDO transactions, the amount of losses estimated by MBIA Corp. could increase substantially.

Credit Impairments Related to Structured CMBS Pools, CRE CDOs and CRE Loan Pools (Financial Guarantees and Insured Derivatives)

MBIA Corp.’s insured CRE transactions comprise structured CMBS pools, CRE CDOs and CRE loan pools. The majority of this portfolio is accounted for as insured credit derivatives and carried at fair value in MBIA Corp.’s consolidated financial statements. Refer to “Note 8: Derivative Instruments” for a further discussion of MBIA Corp.’s use of derivatives and their impact on MBIA Corp.’s consolidated financial statements. Since MBIA Corp.’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, MBIA Corp. evaluates them for impairment in the same way that it estimates loss and LAE for its financial guarantee policies. The following discussion provides information about MBIA Corp.’s process for estimating credit impairments on these contracts using its statutory loss reserve methodology, determined as the present value of the probability-weighted potential future losses, net of estimated recoveries, across multiple scenarios, plus actual payments and collections.

MBIA Corp. considers several factors when developing the range of potential outcomes in the CRE market and their impact on MBIA Corp. The following approaches require substantial judgments about the future performance of the underlying loans:

1.	Each transaction is evaluated for its commutation potential, which is customized by counterparty and considers historical commutation prices, the level of dialogue with the counterparty and the credit quality and payment profile of the underlying exposure.

2.	Delinquency rates, net operating income (“NOI”) and capitalization rates (“Cap Rates”) are used to project losses under two scenarios. These scenarios assume that property performance remains flat for the near term and then improves gradually. Additionally, certain large loans are reviewed individually so that performance and loss severity can be more accurately determined, while other loans are also reviewed for factors that may impact potential performance.

3.	A proprietary model was developed by reviewing performance data on over 80,000 securitized CRE loans originated between 1992 and 2011. MBIA Corp. found property type and the debt service coverage ratio to be the most significant determinants of a loan’s average annual default probability, and developed a model based on these factors. MBIA Corp. then ran Monte Carlo simulations to estimate the timing of defaults and losses at the property level by applying property type-based Cap Rates to estimate the property’s NOI.

The loss severities projected by these approaches vary widely. Actual losses will be a function of the proportion of loans in the pools that are foreclosed and liquidated and the loss severities associated with those liquidations.

For the six months ended June 30, 2014, additional credit impairments and LAE for insured derivatives on structured CMBS pools, CRE CDOs and CRE loan pools were estimated to be $82 million as a result of additional delinquencies and loan level liquidations, as well as MBIA Corp.’s continued assessment of various commutation possibilities. Since 2013, MBIA Corp. has been paying claims on a CMBS pool transaction that had experienced deterioration such that all remaining deductible was eliminated.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Loss and LAE Activity

Financial Guarantee Insurance Losses (Non-Derivative and Non-Consolidated VIEs)

MBIA Corp.’s financial guarantee insurance losses and LAE for the six months ended June 30, 2014 are presented in the following table:

	Six Months Ended June 30, 2014
In millions	Second-lien RMBS	First-lien RMBS	Other		Total
Losses and LAE related to expected payments	$19	$33	$(57)		$(5)
Recoveries of expected payments	53	(6)	15		62

Gross losses incurred	72	27	(42)		57
Reinsurance	-	-	2		2

Losses and LAE	$72	$27	$(40)	(1)	$59

(1) -	Includes ABS CDOs, CMBS and other issues.

The losses and LAE related to expected payments in the preceding table primarily related to increases in previously established reserves on insured first and second-lien RMBS transactions, partially offset by a decrease in previously established reserves on an international road transaction and ABS CDOs. The recoveries of expected payments primarily related to decreases in projected collections from excess spread within the insured second-lien RMBS securitizations.

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of June 30, 2014:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	57	110	4	195	366
Number of issues(1)	22	12	3	129	166
Remaining weighted average contract period (in years)	10.2	10.9	5.4	8.4	9.2
Gross insured contractual payments outstanding:(2)
Principal	$3,860	$1,869	$22	$8,044	$13,795
Interest	2,883	1,018	7	4,156	8,064

Total	$6,743	$2,887	$29	$12,200	$21,859

Gross Claim Liability	$-	$-	$-	$946	$946
Less:
Gross Potential Recoveries	-	-	-	884	884
Discount, net(3)	-	-	-	163	163

Net claim liability (recoverable)	$-	$-	$-	$(101)	$(101)

Unearned premium revenue	$94	$35	$-	$96	$225

(1) -	An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) -	Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

(3) -	Represents discount related to Gross Claim Liability and Gross Potential Recoveries.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of December 31, 2013:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	59	19	4	189	271
Number of issues(1)	23	14	3	134	174
Remaining weighted average contract period (in years)	10.1	4.9	11.1	9.4	9.3
Gross insured contractual payments outstanding:(2)
Principal	$4,132	$1,073	$19	$7,771	$12,995
Interest	3,044	253	10	4,462	7,769

Total	$7,176	$1,326	$29	$12,233	$20,764

Gross Claim Liability	$-	$-	$-	$1,196	$1,196
Less:
Gross Potential Recoveries	-	-	-	1,052	1,052
Discount, net(3)	-	-	-	211	211

Net claim liability (recoverable)	$-	$-	$-	$(67)	$(67)

Unearned premium revenue	$107	$19	$-	$95	$221

(1) -	An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) -	Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

(3) -	Represents discount related to Gross Claim Liability and Gross Potential Recoveries.

The gross claim liability in the preceding tables represents MBIA Corp.’s estimate of undiscounted probability-weighted future claim payments. As of June 30, 2014 and December 31, 2013, the gross claim liability primarily related to insured first and second-lien RMBS issues, ABS CDOs and an international road transaction.

The gross potential recoveries represent MBIA Corp.’s estimate of undiscounted probability-weighted recoveries of actual claim payments and recoveries of estimated future claim payments. As of June 30, 2014 and December 31, 2013, the gross potential recoveries principally related to insured second-lien RMBS issues. MBIA Corp. recoveries have been, and remain based on either salvage rights, the rights conferred to MBIA Corp. through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce MBIA Corp.’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and MBIA Corp.’s right to recovery is no longer considered an offset to future expected claim payments, it is recorded as a salvage asset. The amount of recoveries recorded by MBIA Corp. is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of the claim liability for a given policy. The gross claim liability and gross potential recoveries reflect the elimination of claim liabilities and potential recoveries related to VIEs consolidated by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents the components of MBIA Corp.’s loss and LAE reserves and insurance loss recoverable as reported on MBIA Corp.’s consolidated balance sheets as of June 30, 2014 and December 31, 2013 for insured obligations within MBIA Corp.’s “Classified List.” The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

In millions	As of June 30, 2014	As of December 31, 2013
Loss reserves (claim liability)	$472	$570
LAE reserves	66	59

Loss and LAE reserves	$538	$629

Insurance claim loss recoverable	$(619)	$(694)
LAE insurance loss recoverable	(5)	-

Insurance loss recoverable	$(624)	$(694)

Reinsurance recoverable on unpaid losses	$27	$57
Reinsurance recoverable on unpaid LAE reserves	34	24

Reinsurance recoverable on paid and unpaid losses	$61	$81

As of June 30, 2014, loss and LAE reserves include $679 million of reserves for expected future payments offset by expected recoveries of such future payments of $141 million. As of December 31, 2013, loss and LAE reserves included $820 million of reserves for expected future payments offset by expected recoveries of such future payments of $191 million. As of June 30, 2014 and December 31, 2013, the insurance loss recoverable primarily related to expected future recoveries on second-lien RMBS transactions resulting from excess spread generated by performing loans in such transactions.

The decrease in insurance loss recoverable was primarily due to decreases in projected collections from excess spread within insured second-lien RMBS securitizations.

The following table presents the amounts of MBIA Corp.’s second-lien RMBS exposure, gross undiscounted claim liability and potential recoveries related to non-consolidated VIEs and consolidated VIEs, included in MBIA Corp.’s “Classified List,” as of June 30, 2014:

Second-lien RMBS Exposure		Outstanding		Gross Undiscounted
$ in billions	Issues	Gross Principal	Gross Interest	Claim Liability	Potential Recoveries
Non-consolidated VIEs	24	$3.2	$1.1	$0.1	$0.6
Consolidated VIEs	11	$1.6	$0.6	$-	$0.6

The following table presents changes in MBIA Corp.’s loss and LAE reserves for the six months ended June 30, 2014. Changes in the loss and LAE reserves attributable to the accretion of the claim liability discount, changes in discount rates, changes in amount and timing of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses on MBIA Corp.’s consolidated statements of operations. As of June 30, 2014, the weighted average risk-free rate used to discount MBIA Corp.’s loss reserves (claim liability) was 1.96%. LAE reserves are expected to be settled within a one-year period and are not discounted.

In millions	Changes in Loss and LAE Reserves for the Six Months Ended June 30, 2014
Gross Loss and LAE Reserves as of December 31, 2013	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Other(1)	Gross Loss and LAE Reserves as of June 30, 2 014
$629	$(107)	$7	$37	$(39)	$12	$7	$(8)	$538

(1) -	Primarily changes in amount and timing of payments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The decrease in MBIA Corp.’s gross loss and LAE reserves reflected in the preceding table was primarily related to loss payments, partially offset by increases in reserves due to changes in discount rate on ABS CDOs and insured first and second-lien RMBS issues outstanding as of December 31, 2013.

Current period changes in MBIA Corp.’s estimate of potential recoveries may be recorded as an insurance loss recoverable asset, netted against the gross loss and LAE reserve liability, or both. The following tables present changes in MBIA Corp.’s insurance loss recoverable and changes in recoveries on unpaid losses reported within MBIA Corp.’s claim liability for the six months ended June 30, 2014. Changes in insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in amount and timing of estimated collections, changes in assumptions and changes in LAE recoveries are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations.

	Changes in Insurance Loss Recoverable and Recoveries on Unpaid Losses for the
		Six Months Ended June 30, 2014
In millions	As of December 31, 2013	Collections for Cases with Recoveries	Accretion of Recoveries	Changes in Discount Rates	Changes in Assumptions	Changes in LAE Recoveries	Other(1)	As of June 30, 2014
Insurance loss recoverable	$694	$(55)	$7	$10	$(45)	$5	$8	$624
Recoveries on unpaid losses	191	-	2	9	(61)	-	-	141

Total	$885	$(55)	$9	$19	$(106)	$5	$8	$765

(1) Primarily	changes in amount and timing of collections.

The decrease in MBIA Corp.’s insurance loss recoverable and recoveries on unpaid losses during 2014 was primarily due to changes in assumptions associated with insured first and second-lien RMBS and collections associated with issues outstanding as of December 31, 2013.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA Corp.-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” expenses on MBIA Corp.’s consolidated statements of operations. The following table presents the gross expenses related to remedial actions for insured obligations.

	Six Months Ended June 30,
In millions	2014	2013
Loss adjustment expense incurred, gross	$29	$33

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Fair Value Measurement

Fair value is a market-based measure considered from the perspective of a market participant. Therefore, even when market assumptions are not readily available, MBIA Corp.’s own assumptions are set to reflect those which it believes market participants would use in pricing an asset or liability at the measurement date. The fair value measurements of financial instruments held or issued by MBIA Corp. are determined through the use of observable market data when available. Market data is obtained from a variety of third-party sources, including dealer quotes. If dealer quotes are not available for an instrument that is infrequently traded, MBIA Corp. uses alternate valuation methods, including either dealer quotes for similar instruments or modeling using market data inputs. The use of alternate valuation methods generally requires considerable judgment in the application of estimates and assumptions, and changes to such estimates and assumptions may produce materially different fair values.

The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those MBIA Corp. believes that market participants would use in pricing an asset or liability based on available market data. Unobservable inputs are those that reflect MBIA Corp.’s beliefs about the assumptions market participants would use in pricing an asset or liability based on the best information available. The fair value hierarchy is broken down into three levels based on the observability and reliability of inputs, as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that MBIA Corp. can access. Valuations are based on quoted prices that are readily and regularly available in an active market with significant trading volumes.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques where significant inputs are unobservable, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the product. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, MBIA Corp. assigns the level in the fair value hierarchy for which the fair value measurement in its entirety falls, based on the least observable input that is significant to the fair value measurement.

Financial Assets (excluding derivative assets)

Financial assets, excluding derivative assets, held by MBIA Corp. primarily consist of investments in debt securities. Substantially all of MBIA Corp.’s investments are priced by independent third parties, including pricing services and brokers. Typically, MBIA Corp. receives one pricing service value or broker quote for each instrument, which represents a non-binding indication of value. MBIA Corp. reviews the assumptions, inputs and methodologies used by pricing services and brokers to obtain reasonable assurance that the prices used in its valuations reflect fair value. When MBIA Corp. believes a third-party quotation differs significantly from its internally developed expectation of fair value, whether higher or lower, MBIA Corp. reviews its data or assumptions with the provider. This review includes comparing significant assumptions such as prepayment speeds, default ratios, forward yield curves, credit spreads and other significant quantitative inputs to internal assumptions, and working with the price provider to reconcile the differences. The price provider may subsequently provide an updated price. In the event that the price provider does not update its price, and MBIA Corp. still does not agree with the price provided, MBIA Corp. will obtain a price from another third-party provider, such as a broker, or use an internally developed price which it believes represents the fair value of the investment. The fair values of investments for which internal prices were used were not significant to the aggregate fair value of MBIA Corp.’s investment portfolio as of June 30, 2014 or December 31, 2013. All challenges to third-party prices are reviewed by staff of MBIA Corp. with relevant expertise to ensure reasonableness of assumptions.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Derivative Liabilities

MBIA Corp.’s derivative liabilities are primarily insured credit derivatives that reference structured pools of cash securities and CDSs. MBIA Corp. generally insured the most senior liabilities of such transactions, and at the inception of transactions its exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies. The types of collateral underlying its insured derivatives consist of cash securities and CDSs referencing primarily corporate obligations, ABS, RMBS, CMBS, CRE loans, and CDOs.

MBIA Corp.’s insured credit derivative contracts are non-traded structured credit derivative transactions. Since insured derivatives are highly customized and there is generally no observable market for these derivatives, MBIA Corp. estimates their fair values in a hypothetical market based on internal and third-party models simulating what a similar company would charge to assume MBIA Corp.’s position in the transaction at the measurement date. This pricing would be based on the expected loss of the exposure. MBIA Corp. reviews its valuation model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads or securities prices are observable for similar transactions, those spreads are an integral part of the analysis. New insured transactions that resemble existing (previously insured) transactions, if any, would be considered, as well as negotiated settlements of existing transactions.

MBIA Corp. may from time to time make changes in its valuation techniques if the change results in a measurement that it believes is equally or more representative of fair value under current circumstances.

Internal Review Process

All significant financial assets and liabilities, including derivative assets and liabilities, are reviewed by committees created by MBIA Corp. to ensure compliance with MBIA Corp. policies and risk procedures in the development of fair values of financial assets and liabilities. These valuation committees review, among other things, key assumptions used for internally developed prices, significant changes in sources and uses of inputs, including changes in model approaches, and any adjustments from third-party inputs or prices to internally developed inputs or prices. The committees also review any significant impairment or improvements in fair values of the financial instruments from prior periods. From time to time, these committees will consult with MBIA Corp. valuation experts to better understand key methods and assumptions used for the determination of fair value, including understanding significant changes in fair values. These committees are comprised of senior finance team members with the relevant experience in the financial instruments their committee is responsible for. Each quarter, these committees document their agreement with the fair values developed by management of MBIA Corp. as reported in the quarterly and annual financial statements.

Valuation Techniques

Valuation techniques for financial instruments measured at fair value or disclosed at fair value are described below:

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, Investments (including fixed-maturity securities) Carried at Fair Value, Other Investments, and Investments Held-to-Maturity, at Amortized Cost

Fixed-maturity securities (including short-term investments) held as available-for-sale (“AFS”), investments carried at fair value, other investments, and held-to-maturity (“HTM”) investments, at amortized cost include investments in U.S. Treasury and government agencies, foreign governments, corporate obligations, mortgage-backed securities (“MBS”) and ABS, state and municipal bonds, perpetual debt and equity securities (including money market mutual funds), and loans receivable with an affiliate.

These investments are generally valued based on recently executed transaction prices or quoted market prices. When quoted market prices are not available, fair value is generally determined using quoted prices of similar investments or a valuation model based on observable and unobservable inputs. Inputs vary depending on the type of investment. Observable inputs include contractual cash flows, interest rate yield curves, CDS spreads, prepayment and volatility scores, diversity scores, cross-currency basis index spreads, and credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. Unobservable inputs include cash flow projections and the value of any credit enhancement.

The fair value of the HTM investments is determined using discounted cash flow models. Key inputs include unobservable cash flows projected over the expected term of the investment discounted using observable interest rate yield curves of similar securities.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Investments based on quoted market prices of identical investments in active markets are classified as Level 1 of the fair value hierarchy. Level 1 investments generally consist of U.S. Treasury and government agency, foreign government and money market investments. Quoted market prices of investments in less active markets, as well as investments which are valued based on other than quoted prices for which the inputs are observable, such as interest rate yield curves, are categorized in Level 2 of the fair value hierarchy. Investments that contain significant inputs that are not observable are categorized as Level 3.

Cash and Cash Equivalents, Accrued Investment Income, Receivable for Investments Sold and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, accrued investment income, receivable for investments sold and payable for investments purchased approximate fair values due to the short-term nature and credit worthiness of these instruments. These items are categorized in Level 1 or Level 2 of the fair value hierarchy.

Loans Receivable at Fair Value

Loans receivable at fair value are comprised of loans held by consolidated VIEs consisting of residential mortgage loans. Fair values of residential mortgage loans are determined using quoted prices for MBS issued by the respective VIE and adjustments for the fair values of the financial guarantees provided by MBIA Corp. on the related MBS. Loans receivable at fair value are categorized in Level 3 of the fair value hierarchy.

Loan Repurchase Commitments

Loan repurchase commitments are obligations owed by the sellers/servicers of mortgage loans to either MBIA Corp. as reimbursement of paid claims or to the RMBS trusts as defined in the transaction documents. Loan repurchase commitments are assets of the consolidated VIEs. This asset represents the rights of MBIA Corp. against the sellers/servicers for breaches of representations and warranties that the securitized residential mortgage loans sold to the trust to comply with stated underwriting guidelines and for the sellers/servicers to cure, replace, or repurchase mortgage loans. Fair value measurements of loan repurchase commitments represent the amounts owed by the sellers/servicers to MBIA Corp. as reimbursement of paid claims. Loan repurchase commitments are not securities and no quoted prices or comparable market transaction information are observable or available. Loan repurchase commitments at fair value are categorized in Level 3 of the fair value hierarchy. Fair values of loan repurchase commitments are determined using discounted cash flow techniques based on inputs including:

•	breach rates representing the rate at which the sellers/servicers failed to comply with stated representations and warranties;

•	recovery rates representing the estimates of future cash flows for the asset, including estimates about possible variations in the amount of cash flows expected to be collected;

•	expectations about possible variations in the timing of collections of the cash flows; and

•	time value of money, represented by the rate on risk-free monetary assets.

Variable Interest Entity Notes

The fair values of VIE notes are determined based on recently executed transaction prices or quoted prices where observable. When position-specific quoted prices are not observable, fair values are based on quoted prices of similar securities. Fair values based on quoted prices of similar securities may be adjusted for factors unique to the securities, including any credit enhancement. When observable quoted prices are not available, fair value is determined based on discounted cash flow techniques of the underlying collateral using observable and unobservable inputs. Observable inputs include interest rate yield curves and bond spreads of similar securities. Unobservable inputs include the value of any credit enhancement. VIE notes are categorized in Level 2 or Level 3 of the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Variable Interest Entity Derivatives

The VIEs have entered into derivative transactions consisting of cross currency swaps and interest rate caps. Fair values of over-the-counter derivatives are determined using valuation models based on observable and/or unobservable inputs. These observable and market-based inputs include interest rates and volatilities. These derivatives are categorized in Level 2 or Level 3 of the fair value hierarchy based on the input that is significant to the fair value measurement in its entirety.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Long-term Debt

Long-term debt consists of surplus notes and related accrued interest. The fair value of the surplus notes is estimated based on quoted prices for identical or similar securities. The fair value of the accrued interest expense on the surplus notes due 2033 is determined based on the scheduled interest payments discounted by the market’s perception of the credit risk related to the repayment of the surplus notes. The credit risk related to the repayment of the surplus notes is based on recent trades of the surplus notes. The deferred interest payment will be due on the first business day on or after which MBIA Corp. obtains approval to make such payment.

Long-term debt is categorized as Level 2 of the fair value hierarchy.

Derivatives

MBIA Corp. derivative contracts primarily consist of insured credit derivatives which cannot be legally traded and generally do not have observable market prices. MBIA Corp. determines the fair values of insured credit derivatives using valuation models. The valuation models are consistently applied from period to period, with refinements to the fair value estimation approach being applied as and when the information becomes available. Negotiated settlements are also considered when determining fair value to provide the best estimate of how another market participant would evaluate fair value.

Approximately 93% of the balance sheet fair value of insured credit derivatives as of June 30, 2014 was valued based on the Binomial Expansion Technique (“BET”) Model. Approximately 7% of the balance sheet fair value of insured credit derivatives as of June 30, 2014 was valued based on the internally developed Direct Price Model and the Dual Default model. The valuation of insured derivatives includes the impact of its credit standing. All of these derivatives are categorized as Level 3 of the fair value hierarchy as their fair value is derived using significant unobservable inputs.

MBIA Corp. has also entered into a derivative contract as a result of a commutation. The fair value of the derivative is determined using a discounted cash flow model. Key inputs include unobservable cash flows projected over the expected term of the derivative, discounted using observable discount rates and CDS spreads.

Description of the BET Model

1. Valuation Model Overview

The BET Model estimates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market-implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination.

Inputs to the process of determining fair value for structured transactions using the BET Model include estimates of collateral loss, allocation of loss to separate tranches of the capital structure and calculation of the change in value.

•	Estimates of aggregated collateral losses are calculated by reference to the following (described in further detail under “BET Model Inputs” below):

•

credit spreads of underlying collateral based on actual spreads or spreads on similar collateral with similar ratings, or in some cases, are benchmarked; for collateral pools where the spread distribution is characterized by extremes, MBIA Corp. models each segment of the pool separately instead of using an overall pool average;

•	diversity score of the collateral pool as an indication of correlation of collateral defaults; and

•	recovery rate for all defaulted collateral.

•	Allocation of losses to separate tranches of the capital structure according to priority of payments in a transaction.

•

The inception-to-date unrealized gain or loss on a transaction is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

Additional structural assumptions of the BET Model are:

•	Default probabilities are determined by three factors: credit spread, recovery rate after default and the time period under risk;

•	Frequencies of defaults are modeled evenly over time;

•	Collateral assets are generally considered on an average basis rather than being modeled on an individual basis; and

•

Collateral asset correlation is modeled using a diversity score, which is calculated based on industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

2. BET Model Inputs

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g., dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads for collateral against market spreads or prices. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life when pricing information is available and spread information is not.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative.

Spread Hierarchy:

•	Collateral-specific credit spreads when observable;

•	Sector-specific spread tables by asset class and rating;

•	Corporate spreads, including Bloomberg spread tables based on rating; and

•	Benchmark from most relevant market source when corporate spreads are not directly relevant.

There were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy, including using actual collateral-specific credit spreads in combination with a calculated spread based on an assumed relationship. In those cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source even though the majority of the average spread was from actual collateral-specific spreads. As of June 30, 2014, sector-specific spreads were used in 6% of the transactions valued using the BET Model. Corporate spreads were used in 50% of the transactions and spreads benchmarked from the most relevant spread source were used for 44% of the transactions. The spread source can also be identified by whether or not it is based on collateral weighted average rating factor (“WARF”). No collateral-specific spreads are based on WARF. Sector-specific spreads, corporate spreads and some benchmarked spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spreads were used for 72% of the transactions.

Over time, the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable or the most appropriate. It is always MBIA Corp.’s objective to use more observable spread inputs defined above. However, MBIA Corp. may on occasion move to less observable spread inputs due to the discontinuation of data sources or due to MBIA Corp. considering certain spread inputs no longer representative of market spreads.

b. Diversity Scores

Diversity scores are a means of estimating the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. While diversity score is a required input into the BET model, due to current high levels of default within the collateral of the structures, diversity score does not have a significant impact on valuation.

c. Recovery Rate

The recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data.

d. Nonperformance Risk

MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates MBIA Corp.’s own nonperformance risk. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET Model at discount rates which include MBIA Corp.’s CDS spreads as of June 30, 2014. The CDS spreads assigned to each deal are based on the weighted average life of the deal. MBIA Corp. limits the nonperformance impact so that the derivative liability could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Overall Model Results

As of June 30, 2014 and December 31, 2013, MBIA Corp.’s net insured CDS derivative liability was $332 million and $1.2 billion, respectively, based on the results of the aforementioned models. A significant driver of changes in fair value is nonperformance risk. In aggregate, the nonperformance calculation resulted in a pre-tax net insured derivative liability that was $84 million and $393 million lower than the net liability that would have been estimated if MBIA Corp. excluded nonperformance risk in its valuation as of June 30, 2014 and December 31, 2013, respectively. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries, (iii) the cost of capital reserves required to support the financial guarantee liability, (iv) operating expenses, and (v) discount rates. MBIA Corp.’s CDS spread and recovery rate are used as its discount rate.

The carrying value of MBIA Corp.’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves, net of the insurance loss recoverable as reported on MBIA Corp.’s consolidated balance sheets.

Ceded Financial Guarantees—The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantees consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported within “Other assets” on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Significant Unobservable Inputs

The following tables provide quantitative information regarding the significant unobservable inputs used by MBIA Corp. for assets and liabilities measured at fair value on a recurring basis as of June 30, 2014 and December 31, 2013. These tables exclude inputs used to measure fair value that are not developed by MBIA Corp., such as broker prices and other third-party pricing service valuations.

In millions	Fair Value as of June 30, 2014	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Assets of consolidated VIEs:
Loans receivable at fair value	$1,539	Market prices adjusted for financial guarantees provided to VIE obligations	Impact of financial guarantee	0% - 9% (2%)
Loan repurchase commitments	363	Discounted cash flow	Recovery rates(1)
			Breach rates(1)
Liabilities of consolidated VIEs:
Variable interest entity notes	802	Market prices of VIE assets adjusted for financial guarantees provided	Impact of financial guarantee	0% - 32% (14%)
Credit derivative liabilities, net:
CMBS	277	BET Model	Recovery rates	25% - 90% (74%)
			Nonperformance risk	4% - 19% (17%)
			Weighted average life (in years)	0.7 - 3.1 (2.7)
			CMBS spreads	0% - 35% (10%)
Multi-sector CDO	12	Direct Price Model	Nonperformance risk	54% - 54% (54%)

Other	43	BET Model and Dual Default	Recovery rates	42% - 45% (45%)
			Nonperformance risk	7% - 46% (22%)
			Weighted average life (in years)	0.7 - 8.3 (2.0)
Other derivative liabilities	33	Discounted cash flow	Cash flows	$0 - $83 ($42)(2)

(1) -	Recovery rates and breach rates include estimates about potential variations in the outcome of litigation with a counterparty.

(2) -	Midpoint of cash flows are used for the weighted average.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

In millions	Fair Value as of December 31, 2013	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Assets of consolidated VIEs:
Loans receivable at fair value	$1,612	Market prices adjusted for financial guarantees provided to VIE obligations	Impact of financial guarantee	0% - 17% (3%)
Loan repurchase commitments	359	Discounted cash flow	Recovery rates(1)
			Breach rates(1)
Liabilities of consolidated VIEs:
Variable interest entity notes	948	Market prices of VIE assets adjusted for financial guarantees provided	Impact of financial guarantee	0% - 25% (12%)
Credit derivative liabilities, net:
CMBS	1,050	BET Model	Recovery rates	25% - 90% (60%)
			Nonperformance risk	8% - 57% (25%)
			Weighted average life (in years)	1.1 - 28.0 (3.3)
			CMBS spreads	1% - 29% (13%)
Multi-sector CDO	12	Direct Price Model	Nonperformance risk	57% - 57% (57%)
Other	85	BET Model and Dual Default	Recovery rates	42% - 90% (45%)
			Nonperformance risk	13% - 54% (25%)
			Weighted average life (in years)	0.2 - 8.7 (2.3)

(1) -	Recovery rates and breach rates include estimates about potential variations in the outcome of litigation with a counterparty.

Sensitivity of Significant Unobservable Inputs

The significant unobservable input used in the fair value measurement of MBIA Corp.’s loans receivable at fair value of consolidated VIEs is the impact of the financial guarantee. The fair value of loans receivable is calculated by subtracting the value of the financial guarantee from the market value of VIE liabilities. The value of a financial guarantee is estimated by MBIA Corp. as the present value of expected cash payments under the policy. As expected cash payments provided by MBIA Corp. under the insurance policy increase, there is a lower expected cash flow on the underlying loans receivable of the VIE. This results in a lower fair value of the loans receivable in relation to the obligations of the VIE.

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s loan repurchase commitments of consolidated VIEs are the recovery rates and breach rates. Recovery rates reflect the estimates of future cash flows reduced for litigation delays and risks and/or potential financial distress of the sellers/servicers. The estimated recoveries of the loan repurchase commitments may differ from the actual recoveries that may be received in the future. Breach rates represent the rate at which mortgages fail to comply with stated representations and warranties of the sellers/servicers. Significant increases or decreases in the recovery rates and the breach rates would result in significantly higher or lower fair values of the loan repurchase commitments, respectively. Additionally, changes in the legal environment and the ability of the counterparties to pay would impact the recovery rate assumptions, which could significantly impact the fair value measurement. Any significant challenges by the counterparties to MBIA Corp.’s determination of breaches of representations and warranties could significantly adversely impact the fair value measurement. Recovery rates and breach rates are determined independently. Changes in one input will not necessarily have any impact on the other input.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The significant unobservable input used in the fair value measurement of MBIA Corp.’s variable interest entity notes of consolidated VIEs is the impact of the financial guarantee. The fair value of VIE notes is calculated by adding the value of the financial guarantee to the market value of VIE assets. The value of a financial guarantee is estimated by MBIA Corp. as the present value of expected cash payments under the policy. As the value of the guarantee provided by MBIA Corp. to the obligations issued by the VIE increases, the credit support adds value to the liabilities of the VIE. This results in an increase in the fair value of the liabilities of the VIE.

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s CMBS credit derivatives, which are valued using the BET Model, are CMBS spreads, recovery rates, nonperformance risk and weighted average life. The CMBS spread is an indicator of credit risk of the collateral securities. The recovery rate represents the percentage of notional expected to be recovered after an asset defaults, indicating the severity of a potential loss. The nonperformance risk is an assumption of MBIA Corp.’s own ability to pay and whether MBIA Corp. will have the necessary resources to pay the obligations as they come due. Weighted average life is based on MBIA Corp.’s estimate of when the principal of the underlying collateral of the CMBS structure will be repaid. A significant increase or decrease in CMBS spreads would result in an increase or decrease in the fair value of the derivative liability, respectively. A significant increase in weighted average life can result in an increase or decrease in the fair value of the derivative liability, depending on the discount rate and the timing of significant losses. Any significant increase or decrease in recovery rates or MBIA Corp.’s nonperformance risk would result in a decrease or increase in the fair value of the derivative liabilities, respectively. CMBS spreads, recovery rates, nonperformance risk and weighted average lives are determined independently. Changes in one input will not necessarily have any impact on the other inputs.

The significant unobservable input used in the fair value measurement of MBIA Corp.’s multi-sector CDO credit derivatives, which are valued using the Direct Price Model, is nonperformance risk. The nonperformance risk is an assumption of MBIA Corp.’s own ability to pay and whether MBIA Corp. will have the necessary resources to pay the obligations as they come due. Any significant increase or decrease in MBIA Corp.’s nonperformance risk would result in a decrease or increase in the fair value of the derivative liabilities, respectively.

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s other credit derivatives, which are valued using the BET Model and Dual Default, are recovery rates, nonperformance risk and weighted average life. The recovery rate represents the percentage of notional expected to be recovered after an asset defaults, indicating the severity of a potential loss. The nonperformance risk is an assumption of MBIA Corp.’s own ability to pay and whether MBIA Corp. will have the necessary resources to pay the obligations as they come due. Weighted average life is based on MBIA Corp.’s estimate of when the principal of the underlying collateral will be repaid. A significant increase in weighted average life can result in an increase or decrease in the fair value of the derivative liability, depending on the discount rate and the timing of significant losses. Any significant increase or decrease in recovery rates or MBIA Corp.’s nonperformance risk would result in a decrease or increase in the fair value of the derivative liabilities, respectively. Recovery rates, nonperformance risk and weighted average lives are determined independently. Changes in one input will not necessarily have any impact on the other inputs.

The significant unobservable input used in the fair value measurement of MBIA Corp.’s other derivatives, which are valued using a discounted cash flow model, is the estimates of future cash flows discounted using market rates and CDS spreads. Any significant increase or decrease in future cash flows would result in an increase or decrease in the fair value of the derivative liability, respectively.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following tables present the fair value of MBIA Corp.’s assets (including short-term investments) and liabilities measured and reported at fair value on a recurring basis as of June 30, 2014 and December 31, 2013:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of June 30, 2014
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$11	$-	$-		$11
State and municipal bonds	-	90	-		90
Foreign governments	225	61	5	(1)	291
Corporate obligations	-	516	20	(1)	536
Mortgage-backed securities:
Residential mortgage-backed agency	-	3	-		3
Residential mortgage-backed non-agency	-	16	-		16
Commercial mortgage-backed	-	6	-		6
Asset-backed securities:
Other asset-backed	-	-	4	(1)	4

Total fixed-maturity investments	236	692	29		957
Money market securities	1	-	-		1
Perpetual debt and equity securities	-	2	13	(1)	15
Cash and cash equivalents	310	-	-		310
Derivative assets:
Credit derivatives	-	3	-		3
Assets of consolidated VIEs:
Cash	66	-	-		66
Corporate obligations	-	24	62	(1)	86
Mortgage-backed securities:
Residential mortgage-backed non-agency	-	205	4	(1)	209
Commercial mortgage-backed	-	91	-		91
Asset-backed securities:
Collateralized debt obligations	-	10	6	(1)	16
Other asset-backed	-	46	26	(1)	72
Loans receivable	-	-	1,539		1,539
Loan repurchase commitments	-	-	363		363

Total assets	$613	$1,073	$2,042		$3,728

Liabilities:
Derivative liabilities:
Credit derivatives	$-	$3	$332		$335
Other derivatives	-	-	33		33

Total derivative liabilities	-	3	365		368
Liabilities of consolidated VIEs:
Variable interest entity notes	-	1,400	802		2,202
Derivative liabilities:
Currency rate derivatives	-	-	11	(1)	11

Total liabilities	$-	$1,403	$1,178		$2,581

(1) -	Unobservable inputs are either not developed by MBIA Corp. or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of December 31, 2013
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$11	$-	$-		$11
State and municipal bonds	-	82	-		82
Foreign governments	112	47	12	(1)	171
Corporate obligations	-	195	-		195
Mortgage-backed securities:
Residential mortgage-backed agency	-	3	-		3
Residential mortgage-backed non-agency	-	23	-		23

Total fixed-maturity investments	123	350	12		485
Money market securities	191	-	-		191
Perpetual debt and equity securities	-	1	6	(1)	7
Cash and cash equivalents	930	-	-		930
Derivative assets:
Credit derivatives	-	4	-		4
Assets of consolidated VIEs:
Cash	97	-	-		97
Corporate obligations	-	41	48	(1)	89
Mortgage-backed securities:
Residential mortgage-backed non-agency	-	255	4	(1)	259
Commercial mortgage-backed	-	102	3	(1)	105
Asset-backed securities:
Collateralized debt obligations	-	14	22	(1)	36
Other asset-backed	-	44	54	(1)	98
Loans receivable	-	-	1,612		1,612
Loan repurchase commitments	-	-	359		359

Total assets	$1,341	$811	$2,120		$4,272

Liabilities:
Derivative liabilities:
Credit derivatives	$-	$4	$1,147		$1,151
Liabilities of consolidated VIEs:
Variable interest entity notes	-	1,482	948		2,430
Derivative liabilities:
Currency rate derivatives	-	-	11	(1)	11

Total liabilities	$-	$1,486	$2,106		$3,592

(1) -	Unobservable inputs are either not developed by MBIA Corp. or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

Level 3 assets at fair value, as of June 30, 2014 and December 31, 2013 represented approximately 55% and 50%, respectively, of total assets measured at fair value. Level 3 liabilities at fair value, as of June 30, 2014 and December 31, 2013, represented approximately 46% and 59%, respectively, of total liabilities measured at fair value.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following tables present the fair values and carrying values of MBIA Corp.’s assets and liabilities that are disclosed at fair value but not reported at fair value on MBIA Corp.’s consolidated balance sheets as of June 30, 2014 and December 31, 2013:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of June 30, 2014	Carry Value Balance as of June 30, 2014
Assets:
Accrued investment income(1)	$-	$10	$-	$10	$10
Receivable for investments sold(1)	-	1	-	1	1
Assets of consolidated VIEs:
Investments held-to-maturity	-	-	2,780	2,780	2,787

Total assets	$-	$11	$2,780	$2,791	$2,798

Liabilities:
Long-term debt	$-	$920	$-	$920	$1,180
Payable for investments purchased(2)	-	1	-	1	1
Liabilities of consolidated VIEs:
VIE notes	-	-	2,780	2,780	2,787

Total liabilities	$-	$921	$2,780	$3,701	$3,968

Financial Guarantees:
Gross	$-	$-	$3,650	$3,650	$1,863
Ceded	-	-	2,323	2,323	1,102

(1) -	Reported within “Other assets” on MBIA Corp.’s consolidated balance sheets.

(2) -	Reported within “Other liabilities” on MBIA Corp.’s consolidated balance sheets.

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of December 31, 2013	Carry Value Balance as of December 31, 2013
Assets:
Other investments	$-	$-	$28	$28	$28
Accrued investment income(1)	-	8	-	8	8
Assets of consolidated VIEs:
Investments held-to-maturity	-	-	2,651	2,651	2,801

Total assets	$-	$8	$2,679	$2,687	$2,837

Liabilities:
Long-term debt	$-	$849	$-	$849	$1,125
Liabilities of consolidated VIEs:
VIE notes	-	-	2,651	2,651	2,801

Total liabilities	$-	$849	$2,651	$3,500	$3,926

Financial Guarantees:
Gross	$-	$-	$2,390	$2,390	$2,040
Ceded	-	-	1,214	1,214	1,212

(1) -	Reported within “Other assets” on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the three months ended June 30, 2014 and 2013:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended June 30, 2014

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of June 30, 2014
Assets:
Foreign governments	$7	$-	$-	$-	$-	$-	$-	$(4)	$-	$2	$-	$5	$-
Corporate obligations	18	-	2	-	-	-	-	-	-	-	-	20	2
Other asset-backed	-	-	-	-	-	-	-	-	-	4	-	4	-
Perpetual debt and equity securities	11	-	2	-	-	-	-	-	-	-	-	13	2
Assets of consolidated VIEs:
Corporate obligations	64	-	-	-	-	-	-	(2)	-	-	-	62	-
Residential mortgage-backed non-agency	5	-	(1)	-	-	-	-	(1)	-	1	-	4	-
Commercial mortgage-backed	3	-	(3)	-	-	-	-	-	-	-	-	-	-
Collateralized debt obligations	14	-	(7)	-	-	-	-	(2)	-	1	-	6	-
Other asset-backed	42	-	(4)	-	-	-	-	(2)	-	-	(10)	26	-
Loans receivable	1,557	-	37	-	-	-	-	(55)	-	-	-	1,539	37
Loan repurchase commitments	364	-	(1)	-	-	-	-	-	-	-	-	363	(1)

Total assets	$2,085	$-	$25	$-	$-	$-	$-	$(66)	$-	$8	$(10)	$2,042	$40

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Assets Still Held as of June 30, 2014
Liabilities:
Credit derivative, net	$309	$24	$23	$-	$-	$-	$-	$(24)	$-	$-	$-	$332	$24
Other derivatives	31	-	2	-	-	-	-	-	-	-	-	33	2
Liabilities of consolidated VIEs:
VIE notes	815	-	18	-	-	-	-	(31)	-	-	-	802	18
Currency derivative, net	5	-	6	-	-	-	-	-	-	-	-	11	6

Total liabilities	$1,160	$24	$49	$-	$-	$-	$-	$(55)	$-	$-	$-	$1,178	$50

(1) -	Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended June 30, 2013

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of June 30, 2013
Assets:
Foreign governments	$8	$-	$-	$-	$-	$-	$-	$(8)	$-	$3	$-	$3	$-
Other asset-backed	5	-	-	-	-	-	-	-	(5)	-	-	-	-
Perpetual debt and equity securities	4	-	4	-	-	-	-	(1)	-	-	-	7	-
Assets of consolidated VIEs:
Corporate obligations	56	-	(6)	-	-	-	-	(2)	-	-	-	48	(1)
Residential mortgage-backed non-agency	6	-	(1)	-	-	-	-	-	-	-	(3)	2	-
Commercial mortgage-backed	28	-	-	-	-	-	-	-	(24)	-	-	4	-
Collateralized debt obligations	57	-	-	-	-	-	-	-	(22)	-	-	35	3
Other asset-backed	46	-	14	-	-	-	-	(7)	-	10	-	63	11
Loans receivable	1,819	-	212	-	-	-	-	(68)	(173)	-	-	1,790	212
Loan repurchase commitments	1,176	-	49	-	-	-	-	(110)	-	-	-	1,115	49

Total assets	$3,205	$-	$272	$-	$-	$-	$-	$(196)	$(224)	$13	$(3)	$3,067	$274

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Assets Still Held as of June 30, 2013
Liabilities:
Credit derivative, net	$2,994	$1,532	$(1,350)	$-	$-	$-	$-	$(1,532)	$-	$4	-	$1,648	$162
Liabilities of consolidated VIEs:
VIE notes	1,918	-	24	-	-	-	-	(26)	(1,084)	-	-	832	24
Currency derivative, net	23	-	(4)	-	(3)	-	-	-	-	-	-	16	(7)

Total liabilities	$4,935	$1,532	$(1,330)	$-	$(3)	$-	$-	$(1,558)	$(1,084)	$4	$-	$2,496	$179

(1) -	Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $8 million and $10 million, respectively, for the three months ended June 30, 2014. Transfers into and out of Level 2 were $10 million and $8 million, respectively, for the three months ended June 30, 2014. Transfers into Level 3 were principally related to other ABS and foreign government securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were related to other ABS securities where inputs, which are significant to their valuation, became observable during the quarter. These inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1.

Transfers into and out of Level 3 were $17 million and $3 million, respectively, for the three months ended June 30, 2013. Transfers into and out of Level 2 were $3 million and $17 million, respectively, for the three months ended June 30, 2013. Transfers into Level 3 were principally for other ABS, credit derivatives and foreign government securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally RMBS non-agency securities where inputs, which are significant to their valuation, became observable during the quarter. These inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

All Level 1, 2 and 3 designations are made at the end of each accounting period.

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the six months ended June 30, 2014 and 2013:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Six Months Ended June 30, 2014

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales(2)	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of June 30, 2014
Assets:
Foreign governments	$12	$-	$-	$-	$-	$-	$-	$(9)	$-	$2	$-	$5	$-
Corporate obligations	-	-	2	-	-	17	-	-	-	1	-	20	2
Other asset-backed	-	-	-	-	-	-	-	-	-	4	-	4	-
Perpetual debt and equity securities	6	-	2	-	-	11	-	-	(6)	-	-	13	2
Assets of consolidated VIEs:
Corporate obligations	48	-	-	-	-	-	-	(3)	-	17	-	62	1
Residential mortgage-backed non-agency	4	-	(1)	-	-	-	-	(1)	-	2	-	4	-
Commercial mortgage-backed	3	-	(3)	-	-	-	-	-	-	-	-	-	-
Collateralized debt obligations	22	-	(10)	-	-	-	-	(4)	-	1	(3)	6	1
Other asset-backed	54	-	(16)	-	-	-	-	(6)	-	4	(10)	26	-
Loans receivable	1,612	-	36	-	-	-	-	(109)	-	-	-	1,539	36
Loan repurchase commitments	359	-	4	-	-	-	-	-	-	-	-	363	4

Total assets	$2,120	$-	$14	$-	$-	$28	$-	$(132)	$(6)	$31	$(13)	$2,042	$46

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales(2)	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Assets Still Held as of June 30, 2014
Liabilities:
Credit derivatives, net	$1,147	$363	$(815)	$-	$-	$-	$-	$(363)	$-	$-	$-	$332	$(6)
Other derivative, net	-	30	3	-	-	-	-	-	-	-	-	33	3
Liabilities of consolidated VIEs:
VIE notes	948	-	35	-	-	-	-	(136)	(45)	-	-	802	33
Currency derivatives, net	11	-	-	-	-	-	-	-	-	-	-	11	-

Total liabilities	$2,106	$393	$(777)	$-	$-	$-	$-	$(499)	$(45)	$-	$-	$1,178	$30

(1) -	Transferred in and out at the end of the period.

(2) -	Primarily relates to the deconsolidation of VIEs.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Six Months Ended June 30, 2013

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales(2)	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of June 30, 2013
Assets:
Foreign governments	$3	$-	$-	$-	$-	$-	$-	$(8)	$-	$11	$(3)	$3	$-
Residential mortgage-backed non-agency	3	-	-	-	-	-	-	(3)	-	-	-	-	-
Other asset-backed	5	-	-	-	-	-	-	-	(5)	-	-	-	-
Perpetual debt and equity securities	4	-	4	-	-	-	-	(1)	-	-	-	7	-
Assets of consolidated VIEs:
Corporate obligations	56	-	(8)	-	-	-	-	(3)	-	3	-	48	(1)
Residential mortgage-backed non-agency	6	-	6	-	-	-	-	(7)	-	1	(4)	2	-
Commercial mortgage-backed	7	-	1	-	-	-	-	-	(24)	20	-	4	1
Collateralized debt obligations	66	-	(9)	-	-	-	-	-	(22)	1	(1)	35	4
Other asset-backed	62	-	-	-	-	-	-	(9)	-	10	-	63	4
Loans receivable	1,881	-	221	-	-	-	-	(138)	(174)	-	-	1,790	207
Loan repurchase commitments	1,086	-	139	-	-	-	-	(110)	-	-	-	1,115	139

Total assets	$3,179	$-	$354	$-	$-	$-	$-	$(279)	$(225)	$46	$(8)	$3,067	$354

In millions	Balance, Beginning of Year	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales(2)	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Assets Still Held as of June 30, 2013
Liabilities:
Credit derivatives, net	$2,921	$1,521	$(1,277)	$-	$-	$-	$-	$(1,521)	$-	$4	$-	$1,648	$218
Liabilities of consolidated VIEs:
VIE notes	1,948	-	147	-	-	-	-	(178)	(1,085)	-	-	832	60
Currency derivatives, net	21	-	(5)	-	-	-	-	-	-	-	-	16	(5)

Total liabilities	$4,890	$1,521	$(1,135)	$-	$-	$-	$-	$(1,699)	$(1,085)	$4	$-	$2,496	$273

(1) -	Transferred in and out at the end of the period.

(2) -	Primarily relates to the deconsolidation of VIEs.

Transfers into and out of Level 3 were $31 million and $13 million, respectively, for the six months ended June 30, 2014. Transfers into and out of Level 2 were $13 million and $31 million, respectively, for the six months ended June 30, 2014. Transfers into Level 3 were principally related to corporate obligations and other ABS where inputs, which are significant to their valuation, became unobservable during the period. Transfers out of Level 3 were principally for other ABS and CDO securities, where inputs, which are significant to their valuation, became observable during the period. These inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $50 million and $8 million, respectively, for the six months ended June 30, 2013. Transfers into and out of Level 2 were $8 million and $50 million, respectively, for the six months ended June 30, 2013. Transfers into Level 3 were principally related to CMBS, foreign governments, and ABS where inputs, which are significant to their valuation, became unobservable during the period. Transfers out of Level 3 were principally for RMBS non-agency and foreign government securities where inputs, which are significant to their valuation, became observable during the period. These inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1.

All Level 1, 2 and 3 designations are made at the end of each accounting period.

Gains and losses (realized and unrealized) included in earnings related to Level 3 assets and liabilities for the three and six months ended June 30, 2014 and 2013 are reported on MBIA Corp.’s consolidated statements of operations as follows:

	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013
In millions	Total Gains (Losses) Included in Earnings	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets and Liabilities still held as of June 30, 2014	Total Gains (Losses) Included in Earnings	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets and Liabilities still held as of June 30, 2013
Revenues:
Unrealized gains (losses) on insured derivatives	$(23)	$(24)	$1,350	$(162)
Realized gains (losses) and other settlements on insured derivatives	(24)	-	(1,532)	-
Net gains (losses) on financial instruments at fair value and foreign exchange	2	2	4	-
Revenues of consolidated VIEs:
Net gains (losses) on financial instruments at fair value and foreign exchange	(3)	12	248	257

Total	$(48)	$(10)	$70	$95

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

	Six Months Ended June 30, 2014		Six Months Ended June 30, 2013
In millions	Total Gains (Losses) included in earnings	Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of June 30, 2014	Total Gains (Losses) included in earnings	Change in unrealized gains (losses) for the period included in earnings for assets and liabilities still held as of June 30, 2013
Revenues:
Unrealized gains (losses) on insured derivatives	815	6	1,277	(218)
Realized gains (losses) and other settlements on insured derivatives	(393)	-	(1,521)	-
Net gains (losses) on financial instruments at fair value and foreign exchange	1	1	4	-
Revenues of consolidated VIEs:
Net gains (losses) on financial instruments at fair value and foreign exchange	(25)	9	208	299

Total	$398	$16	$(32)	$81

Fair Value Option

MBIA Corp. elected to record at fair value certain financial instruments of VIEs that have been consolidated in connection with the adoption of the accounting guidance for consolidation of VIEs, among others.

The following table presents the changes in fair value included in MBIA Corp.’s consolidated statements of operations for the three and six months ended June 30, 2014 and 2013, for all VIE financial instruments for which the fair value option was elected:

	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2014	2013	2014	2013
Fixed-maturity securities held at fair value	$(30)	$(16)	$(68)	$2
Loans receivable at fair value:
Residential mortgage loans	(17)	145	(73)	71
Other loans	-	-	-	13
Loan repurchase commitments	-	50	5	139
Variable interest entity notes	50	(160)	178	(79)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of June 30, 2014 and December 31, 2013, for VIE loans and notes for which the fair value option was elected:

	As of June 30, 2014			As of December 31, 2013
In millions	Contractual Outstanding Principal	Fair Value	Difference	Contractual Outstanding Principal	Fair Value	Difference
Loans receivable at fair value:
Residential mortgage loans	$1,729	$1,510	$219	$1,846	$1,562	$284
Residential mortgage loans (90 days or more past due)	243	29	214	231	50	181

Total loans receivable at fair value	$1,972	$1,539	$433	$2,077	$1,612	$465
Variable interest entity notes	$3,480	$2,202	$1,278	$3,866	$2,430	$1,436

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Substantially all gains and losses included in earnings during the periods ended June 30, 2014 and December 31, 2013 on loans receivable and VIE notes reported in the preceding table are attributable to credit risk. This is primarily due to the high rate of defaults on loans and the collateral supporting the VIE notes, resulting in depressed pricing of the financial instruments.

Note 7: Investments

MBIA Corp.’s investments, excluding those elected under the fair value option, include debt and equity securities classified as either AFS or HTM. Other invested assets designated as AFS are primarily comprised of money market funds.

The following tables present the amortized cost, fair value and corresponding gross unrealized gains and losses for AFS and HTM investments in MBIA Corp.’s investment portfolios as of June 30, 2014 and December 31, 2013:

	June 30, 2014
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AFS Investments
Fixed-maturity investments:
U.S. Treasury and government agency	$11	$-	$-	$11
State and municipal bonds	84	6	-	90
Foreign governments	287	5	(1)	291
Corporate obligations	512	6	-	518
Mortgage-backed securities:
Residential mortgage-backed agency	3	-	-	3
Residential mortgage-backed non-agency	16	-	-	16
Commercial mortgage-backed	6	-	-	6
Asset-backed securities:
Other asset-backed	4	-	-	4

Total fixed-maturity investments	923	17	(1)	939
Money market securities	1	-	-	1
Perpetual debt and equity securities	1	-	-	1

Total AFS investments	$925	$17	$(1)	$941

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$2,787	$123	$(130)	$2,780

Total HTM investments	$2,787	$123	$(130)	$2,780

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	December 31, 2013
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AFS Investments
Fixed-maturity investments:
U.S. Treasury and government agency	$11	$-	$-	$11
State and municipal bonds	84	-	(2)	82
Foreign governments	166	5	-	171
Corporate obligations	192	4	-	196
Mortgage-backed securities:
Residential mortgage-backed agency	3	-	-	3
Residential mortgage-backed non-agency	23	-	-	23

Total fixed-maturity investments	479	9	(2)	486
Money market securities	191	-	-	191
Perpetual debt and equity securities	1	-	-	1

Total AFS investments	$671	$9	$(2)	$678

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$2,801	$31	$(181)	$2,651

Total HTM investments	$2,801	$31	$(181)	$2,651

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

The following table presents the distribution by contractual maturity of AFS and HTM fixed-maturity securities at amortized cost and fair value as of June 30, 2014. Contractual maturity may differ from expected maturity as borrowers may have the right to call or prepay obligations.

	AFS Securities		HTM Securities
			Consolidated VIEs
In millions	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$397	$397	$-	$-
Due after one year through five years	344	349	-	-
Due after five years through ten years	63	66	-	-
Due after ten years	90	98	2,787	2,780
Mortgage-backed and asset-backed	29	29	-	-

Total fixed-maturity investments	$923	$939	$2,787	$2,780

Deposited Securities

The fair value of securities on deposit with various regulatory authorities was $4 million as of June 30, 2014 and December 31, 2013. These deposits are required to comply with state insurance laws.

Impaired Investments

The following tables present the gross unrealized losses related to AFS and HTM investments as of June 30, 2014 and December 31, 2013:

	June 30, 2014
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AFS Investments
Foreign governments	$148	$(1)	$-	$-	$148	$(1)

Total AFS investments	$148	$(1)	$-	$-	$148	$(1)

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$-	$-	$445	$(130)	$445	$(130)

Total HTM investments	$-	$-	$445	$(130)	$445	$(130)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	December 31, 2013
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AFS Investments
Fixed-maturity investments:
U.S. Treasury and government agency	$6	$-	$-	$-	$6	$-
State and municipal bonds	74	(2)	-	-	74	(2)
Foreign governments	37	-	-	-	37	-
Corporate obligations	65	-	-	-	65	-
Mortgage-backed securities:
Residential mortgage-backed agency	3	-	-	-	3	-
Residential mortgage-backed non-agency	14	-	-	-	14	-

Total fixed-maturity investments	199	(2)	-	-	199	(2)
Perpetual debt and equity securities	1	-	-	-	1	-

Total AFS investments	$200	$(2)	$-	$-	$200	$(2)

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$-	$-	$1,244	$(181)	$1,244	$(181)

Total HTM investments	$-	$-	$1,244	$(181)	$1,244	$(181)

With the weighting applied on the fair value of each security relative to the total fair value, the weighted average contractual maturity of securities in an unrealized loss position as of June 30, 2014 and December 31, 2013 was 26 and 25 years, respectively. As of June 30, 2014 and December 31, 2013, there were 9 and 3 securities, respectively, that were in an unrealized loss position for a continuous twelve-month period or longer, of which the fair values of 1 and 2 securities, respectively, were below book value by more than 5%.

Other-Than-Temporary Impairments

MBIA Corp. has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. Based on its evaluation, MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it would not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its business, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of June 30, 2014 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings. Impaired securities that MBIA Corp. intends to sell before the expected recovery of such securities’ fair values have been written down to fair value.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

Sales of Available-for-Sale Investments

Gross realized gains and losses are recorded within “Net gains (losses) on financial instruments at fair value and foreign exchange” on MBIA Corp.’s consolidated statements of operations. There were no material amounts of gross realized gains and losses from sales for the six months ended June 30, 2014 and 2013. The proceeds from sales of fixed-maturity securities held as AFS for the six months ended June 30, 2014 and 2013 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2014	2013	2014	2013
Proceeds from sales	$38	$213	$39	$329
Gross realized gains	$2	$22	$2	$22
Gross realized losses	$-	$(1)	$-	$(1)

Note 8: Derivative Instruments

Overview

MBIA Corp. has entered into derivative instruments through its financial guarantee of CDS and accounts for these derivative instruments in accordance with the accounting principles for derivative and hedging activities, which requires that all such instruments be recorded on MBIA Corp.’s consolidated balance sheets at fair value. Refer to “Note 6: Fair Value of Financial Instruments” for the method of determining the fair value of derivative instruments.

MBIA Corp. has entered into derivative instruments that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s consolidated balance sheets. MBIA Corp. insures CDS contracts, primarily referencing corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, CRE loans, and CDO securities that are intended to be held for the entire term of the contract absent a negotiated settlement with the counterparty.

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Changes in the fair value of insured derivatives are recorded each period in current earnings within “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components: (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) premiums received and receivable on sold CDS contracts, (ii) premiums paid and payable to reinsurers in respect to CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the insured derivative contracts.

In certain instances, MBIA Corp. purchased or issued securities that contain embedded derivatives. In accordance with the accounting guidance for derivative instruments and hedging activities, the balance sheet location of MBIA Corp.’s embedded derivative instruments is determined by the location of the related security.

MBIA Corp. has also entered into a derivative contract as a result of a commutation occurring during the six months ended June 30, 2014. Changes in the fair value of MBIA Corp.’s non-insured derivative are included in “Net gains (losses) on financial instruments at fair value and foreign exchange” on MBIA Corp.’s consolidated statements of operations.

Variable Interest Entities

VIEs consolidated by MBIA Corp. have entered into derivative instruments consisting of interest rate caps and cross currency swaps. Interest rate caps are entered into to mitigate the risks associated with fluctuations in interest rates or fair values of certain contracts. Cross currency swaps are entered into to hedge the variability in cash flows resulting from fluctuations in foreign currency rates.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Derivative Instruments (continued)

Credit Derivatives Sold

The following tables present information about credit derivatives sold by MBIA Corp. that were outstanding as of June 30, 2014 and December 31, 2013. Credit ratings represent the lower of underlying ratings assigned to the collateral by Moody’s Investors Service, Inc., Standard & Poor’s Financial Services LLC or MBIA.

$ in millions	As of June 30, 2014
		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below Investment Grade	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	2.3 Years	$6,938	$560	$968	$4,704	$2,816	$15,986	$(332)
Insured swaps	18.0 Years	-	75	2,098	674	-	2,847	(3)

Total notional		$6,938	$635	$3,066	$5,378	$2,816	$18,833

Total fair value		$(2)	$-	$(2)	$(31)	$(300)		$(335)

$ in millions	As of December 31, 2013
		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below Investment Grade	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	2.6 Years	$7,406	$1,972	$1,068	$7,552	$5,956	$23,954	$(1,132)
Insured swaps	20.1 Years	-	77	2,214	1,296	-	3,587	(4)
All others	28.0 Years	-	-	-	-	36	36	(15)

Total notional		$7,406	$2,049	$3,282	$8,848	$5,992	$27,577

Total fair value		$(2)	$-	$(3)	$(77)	$(1,069)		$(1,151)

Internal credit ratings assigned by MBIA on the underlying collateral are derived by MBIA Corp.’s surveillance group. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDS contracts are estimated as the notional value plus any additional debt service costs, such as interest or other amounts owing on CDS contracts. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees as of June 30, 2014 is $16.4 billion. This amount is net of $36 million of insured derivatives ceded under reinsurance agreements in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives and offsetting agreements with a counterparty. The maximum potential amount of future payments (undiscounted) on insured swaps are estimated as the notional value of such contracts.

MBIA Corp. may hold recourse provisions with third parties in derivative instruments through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that in the event MBIA Corp. pays a claim under a guarantee of a derivative contract, MBIA Corp. has the right to collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it may be entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

Financial Statement Presentation

Insured CDSs and insured swaps are not subject to master netting agreements. VIE derivative assets and liabilities are not presented net of any master netting agreements. The following table presents the total fair value of MBIA Corp.’s derivative assets and liabilities by instrument and balance sheet location as of June 30, 2014:

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Derivative Instruments (continued)

In millions		Derivative Assets		Derivative Liabilities
Derivative Instruments	Notional Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$15,986	Other assets	$-	Derivative liabilities	$(332)
Insured swaps	5,003	Other assets	3	Derivative liabilities	(3)
Cross currency swaps -VIE	94	Other assets-VIE	-	Derivative liabilities-VIE	(11)
All other	83	Other assets	-	Derivative liabilities	(33)
All other-VIE	263	Other assets-VIE	-	Derivative liabilities-VIE	-
All other-embedded	1	Other investments	-	Derivative liabilities	-

Total derivatives	$21,430		$3		$(379)

The following table presents the total fair value of MBIA Corp.’s derivative assets and liabilities by instrument and balance sheet location as of December 31, 2013:

In millions		Derivative Assets		Derivative Liabilities
Derivative Instruments	Notional Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$23,954	Other assets	$-	Derivative liabilities	$(1,132)
Insured swaps	6,480	Other assets	4	Derivative liabilities	(4)
Cross currency swaps -VIE	99	Other assets-VIE	-	Derivative liabilities-VIE	(11)
All other	36	Other assets	-	Derivative liabilities	(15)
All other-VIE	280	Other assets-VIE	-	Derivative liabilities-VIE	-
All other-Embedded	1	Other investments	-	Other investments	-

Total derivatives	$30,850		$4		$(1,162)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Derivative Instruments (continued)

The following table presents the effect of derivative instruments on the consolidated statements of operations for the three months ended June 30, 2014:

In millions		Net Gain (Loss) Recognized in Income
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(24)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(24)
Currency swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(6)
All other	Net gains (losses) on financial instruments at fair value and foreign exchange	(2)

Total		$(56)

The following table presents the effect of derivative instruments on the consolidated statements of operations for the three months ended June 30, 2013:

In millions		Net Gain (Loss) Recognized in Income
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$1,318
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(1,532)
Currency swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	7
All other	Unrealized gains (losses) on insured derivatives	32

Total		$(175)

The following table presents the effect of derivative instruments on the consolidated statements of operations for the six months ended June 30, 2014:

In millions		Net Gain (Loss) Recognized in Income
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$799
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(364)
All other	Unrealized gains (losses) on insured derivatives	15
All other	Net gains (losses) on financial instruments at fair value and foreign exchange	(3)
All other	Realized gains (losses) and other settlements on insured derivatives	(30)

Total		$417

The following table presents the effect of derivative instruments on the consolidated statements of operations for the six months ended June 30, 2013:

In millions		Net Gain (Loss) Recognized in Income
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$1,216
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(1,521)
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	14
Currency swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	6
All other	Unrealized gains (losses) on insured derivatives	61

Total		$(224)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Income Taxes

MBIA Corp.’s income taxes and the related effective tax rates for the three and six months ended June 30, 2014 and 2013 are as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
In millions	2014		2013		2014		2013
Income (loss) before income taxes	$(22)		$(257)		$366		$(122)
Provision (benefit) for income taxes	$(7)	31.8%	$(124)	48.2%	$129	35.2%	$(95)	77.9%

For the six months ended June 30, 2014, MBIA Corp.’s effective tax rate applied to its pre-tax income approximated the U.S. statutory tax rate as MBIA Corp. is no longer deferring tax on undistributed earnings with respect to its major U.K. subsidiaries.

For the six months ended June 30, 2013, MBIA Corp.’s effective tax rate applied to its pre-tax loss was greater than the U.S. statutory tax rate primarily as a result of non-U.S. earnings taxed at a lower rate.

MBIA Corp.’s provision for income taxes for interim financial periods is not based on an estimated annual effective rate due to the variability in fair value of its credit derivatives, which prevents MBIA Corp. from projecting a reliable estimated annual effective tax rate and pretax income for the full year of 2014. A discrete calculation of the provision is calculated for each interim period.

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends, in part, on the generation of sufficient taxable income of appropriate character (for example, ordinary income versus capital gains) within the carryforward period available under the tax law.

As of June 30, 2014, MBIA Corp. reported a net deferred tax asset of $1.0 billion which is net of a $3 million valuation allowance. As of June 30, 2014, MBIA Corp. had a valuation allowance against a portion of the deferred tax asset related to losses from asset impairments. The June 30, 2014 valuation allowance reflects no change from the December 31, 2013 valuation allowance of $3 million.

The netting of deferred taxes between different taxpaying jurisdictions is not permitted. As of June 30, 2014, there was a gross deferred tax asset of $1.0 billion and a gross deferred tax liability of $36 million, which was included in “Other liabilities” on MBIA Corp.’s consolidated balance sheet.

Tax Sharing Agreement

MBIA Corp. files its U.S. Corporation Income Tax Return as a member of the MBIA Inc. consolidated group and participates in a tax sharing agreement between MBIA Inc. and its subsidiaries under which MBIA Corp. is allocated its share of consolidated tax liability or benefit on a separate, stand-alone basis under the agreement.

As of June 30, 2014, MBIA Corp. has not made tax payments under this tax sharing agreement for 2014 and 2013. If tax payments had been made, all funds would have been placed in escrow by MBIA Inc. and would remain in escrow until the expiration of a two-year carryback period which would allow MBIA Corp. to carryback a separate company tax loss and recover all or a portion of the escrowed funds.

As of June 30, 2014, MBIA Corp. has not received any payment with respect to tax losses contributed to the consolidated group. In accordance with the tax sharing agreement between MBIA Inc. and MBIA Corp., MBIA Corp. will receive benefits of its losses and credits as it is able to earn them out in the future. In addition, MBIA Inc. has advised MBIA Corp. that based on current facts and circumstances, its intention is not to allow any net operating loss (“NOL”), capital loss or tax credit carryforward generated by MBIA Corp. to expire without compensation, and to the extent such carryforward is used in consolidation. Such intention is independent of the tax sharing agreement which does not require such compensation.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Income Taxes (continued)

Accounting for Uncertainty in Income Taxes

MBIA Corp.’s policy is to record and disclose any change in unrecognized tax benefit and related interest and/or penalties to income tax in the consolidated statements of operations. As of June 30, 2014 and 2013, MBIA Corp. did not have any uncertain tax positions and corresponding interest or penalties.

MBIA Corp.’s major tax jurisdictions include the U.S. and U.K. MBIA and its U.S. subsidiaries file a U.S. consolidated federal income tax return.

In 2013, the Internal Revenue Service (“IRS”) contacted MBIA to review the 2011 consolidated return of MBIA Inc. and its subsidiaries, for the purpose of determining whether to formally examine the tax return. On July 10, 2014, the IRS concluded its review of 2011 consolidated return with no changes to taxable income.

The U.K. tax authorities are currently auditing tax years 2005 through 2011. On June 5, 2013, MBIA Corp. met with the HM Revenue and Customs (“HMRC”). During the third and fourth quarters of 2013, MBIA Corp. sent HMRC additional information supporting its position. On January 24, 2014, MBIA UK provided an independent report to HMRC. On April 8, 2014, HMRC responded with comments. MBIA Corp. has responded to HMRC’s April letter and anticipates another meeting with HMRC. As of the June 30, 2014, there has been no resolution.

As of December 31, 2013, MBIA Corp.’s NOL is approximately $2.1 billion which will expire between tax years 2031-2032. As of December 31, 2013, MBIA Corp.’s capital loss carryforward is approximately $113 million which will expire in tax year 2018. As a result of the commutation of CMBS exposure that occurred during the six months ended June 30, 2014, MBIA Corp.’s NOL is approximately $2.6 billion as of June 30, 2014.

Treatment of Undistributed Earnings of Certain Foreign Subsidiaries—“Accounting for Income Taxes—Special Areas”

U.S. deferred income taxes are provided on the differences in the book and tax basis in MBIA Corp.’s investment in MBIA UK and certain other entities since MBIA Corp. no longer intends to have these earnings permanently reinvested. The impact is reflected in MBIA Corp.’s current period’s provision.

Note 10: Accumulated Other Comprehensive Income

The following table presents the changes in the components of accumulated other comprehensive income (“AOCI”) for the six months ended June 30, 2014.

In millions	Unrealized Gains (Losses) on AFS Securities, Net	Foreign Currency Translation, Net	Total
Balance, December 31, 2013	$8	$11	$19

Other comprehensive income (loss) before reclassifications	5	6	11
Amounts reclassified from AOCI	(3)	-	(3)

Total other comprehensive income (loss)	2	6	8

Balance, June 30, 2014	$10	$17	$27

The following table presents the details of the reclassifications from AOCI for the three and six months ended June 30, 2014 and 2013:

In millions	Amounts Reclassified from AOCI
	Three Months Ended June 30,		Six Months Ended June 30,
Details about AOCI Components	2014	2013	2014	2013	Affected Line Item on the Consolidated Statements of Operations
Reclassification adjustment on sale of securities	$3	$3	$3	$3	Net gains (losses) on financial instruments at fair value and foreign exchange

	3	3	3	3	Income (loss) before income taxes
	-	1	-	1	Provision (benefit) for income taxes

Total reclassifications for the period	$3	$2	$3	$2	Net income (loss)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 11: Commitments and Contingencies

The following commitments and contingencies provide an update of those discussed in “Note 19: Commitments and Contingencies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 of MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and should be read in conjunction with the complete descriptions provided in the aforementioned note included in Exhibit 99.2 of Form 10-K. In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

MBIA Insurance Corp. v. Credit Suisse Securities (USA) LLC, et al.; Index No. 603751/2009 (N.Y. Sup. Ct., N.Y. County)

On March 21, 2014, the court issued an order scheduling fact discovery to close in August of 2014. On June 24, 2014, the court granted MBIA Corp.’s motion to prove liability and damages through sampling.

MBIA Insurance Corp. v. J.P. Morgan Securities LLC (f/k/a Bear, Stearns & Co. Inc.); Index No. 64676/2012 (N.Y. Sup. Ct., County of Westchester)

On May 6, 2014, the court granted J.P. Morgan's motion for summary judgment and also granted MBIA Corp. leave to file a motion to submit an amended complaint within twenty days of the court's decision. The briefing on MBIA Corp.’s motion for leave to amend its complaint was completed on July 21, 2014.

CQS ABS Master Fund Ltd., CQS Select ABS Master Fund Ltd., and CQS ABS Alpha Master Fund Ltd. v. MBIA Inc. et al.; Civil Action No. 12-cv-6840 (R.S.) (S.D.N.Y.)

In May of 2014, the CQS plaintiffs and MBIA filed a Stipulation of Dismissal with prejudice resolving the litigation and the case has been closed on the court’s docket. MBIA paid to CQS an immaterial amount to resolve the litigation.

Ambac Bond Insurance Coverage Cases, Coordinated Proceeding Case No. JCCP 4555 (Super. Ct. of Cal., County of San Francisco)

On March 26, 2014, the court granted in part the Bond Insurer defendants’ motions for reimbursement of legal fees incurred in connection with the defendants’ motion to strike pursuant to California’s Anti-SLAPP statute, which dismissed the plaintiffs’ claims under California’s Cartwright Act. On July 7, 2014, the Bond Insurer defendants filed their opening appellate brief with respect to a portion of the plaintiffs’ Unfair Competition Law claim.

MBIA and MBIA Corp. are defending against the aforementioned actions in which they are defendants and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations, cash flows and financial condition. At this stage of the litigation, there has not been a determination as to the amount, if any, of damages. Accordingly, MBIA Corp. is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of MBIA Corp., threatened, to which MBIA Corp. or any of its subsidiaries is a party.

Note 12: Subsequent Events

Refer to “Note 11: Commitments and Contingencies” for information about legal proceedings that developed after June 30, 2014.